SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PortalPlayer, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, $0.0001 par value per share, of PortalPlayer, Inc.

(2)	Aggregate number of securities to which transaction applies:

26,826,885 shares of common stock, which consists of: (i) 25,501,432 shares of common stock issued and outstanding as of November 9, 2006; (ii) 1,284,386 shares of common stock underlying outstanding options to purchase shares of common stock with strike prices below $13.50 as of November 9, 2006; and (iii) 41,067 shares of common stock underlying outstanding warrant as of November 9, 2006.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the underlying value of the transaction of $357,816,736, which has been calculated as the sum of: (a) the product of 25,501,432 issued and outstanding shares of common stock as of November 9, 2006 and the merger consideration of $13.50 per share; plus (b) the product of: (i) 1,284,386 shares of common stock underlying outstanding options to purchase shares of common stock with strike prices below $13.50 as of November 9, 2006; and (ii) the difference between $13.50 per share and the weighted-average exercise price of such options of $3.24 per share; plus (c) the product of 41,067 shares of common stock underlying outstanding warrant and the difference between $13.50 per share and the purchase price of such warrant of $4.50 per share.

(4)	Proposed maximum aggregate value of transaction:

$ 357,816,736

(5)	Total fee paid:

$ 38,287

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PortalPlayer, Inc.

70 W. Plumeria Drive

San Jose, CA 95134

(408) 521-7000

December •, 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of stockholders of PortalPlayer, Inc. to be held at the Hilton Santa Clara Hotel located at 4949 Great America Parkway, Santa Clara, California 95054, on              , 200  , at 9:00 a.m. Pacific Standard Time. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 6, 2006 (the “Merger Agreement”), by and among PortalPlayer, NVIDIA Corporation (“NVIDIA”) and Partridge Acquisition, Inc., a wholly owned subsidiary of NVIDIA (“Merger Sub”).

The Merger Agreement contemplates the merger of Merger Sub with and into PortalPlayer, with PortalPlayer continuing as the surviving corporation and becoming a wholly owned subsidiary of NVIDIA (the “Merger”). Upon completion of the Merger, each share of our common stock, other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law and shares held by PortalPlayer, NVIDIA and their respective wholly owned subsidiaries, will be converted into the right to receive $13.50 in cash, without interest.

On November 5, 2006, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

The accompanying proxy statement provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the Special Meeting in person, please sign and return the enclosed proxy in the envelope provided. If you attend the Special Meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the adoption of the Merger Agreement.

The Board of Directors and management look forward to seeing you at the Special Meeting.

Sincerely,

Gary Johnson
President and Chief Executive Officer

PortalPlayer, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on •,            , 200

To our Stockholders:

Notice is hereby given that a Special Meeting of stockholders of PortalPlayer, Inc., a Delaware corporation, will be held at the Hilton Santa Clara Hotel located at 4949 Great America Parkway, Santa Clara, California 95054, on            , 200  , at 9:00 a.m. Pacific Standard Time.

We are holding this Special Meeting:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 6, 2006 (the “Merger Agreement”), by and among PortalPlayer, NVIDIA Corporation (“NVIDIA”) and Partridge Acquisition, Inc., a wholly owned subsidiary of NVIDIA (“Merger Sub”), pursuant to which Merger Sub will be merged with and into PortalPlayer, with PortalPlayer surviving the merger (the “Merger”); and

•	to approve the postponement or adjournment of the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

On November 5, 2006, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Our Board of Directors has fixed the close of business on November 15, 2006, as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement, which is being mailed to stockholders on or about December •, 2006, provides you with information about the proposed Merger and the Special Meeting.

PortalPlayer stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Appraisal Rights” beginning on page 39 of the accompanying proxy statement and Annex D to the proxy statement.

It is important that your shares are represented at the Special Meeting. Even if you plan to attend the Special Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Special Meeting. If your shares are held of record by a bank, broker or other agent and you wish to vote at the Special Meeting, you must obtain a proxy card issued in your name from your bank, broker or other agent.

By Order of the Board of Directors

Gary Johnson
President and Chief Executive Officer

San Jose, California

December •, 2006

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In this proxy statement, the terms “we,” “us,” “our,” “PortalPlayer” and “the Company” refer to PortalPlayer, Inc. We refer to NVIDIA Corporation as “NVIDIA” and Partridge Acquisition, Inc. as “Merger Sub.”

•	Parties to the Merger. PortalPlayer, headquartered in San Jose, California, develops semiconductor, firmware and software platforms for portable multimedia products such as personal media players and personal media display-enabled computers. NVIDIA is the worldwide leader in programmable graphics processor technologies. Merger Sub was formed for the sole purpose of entering into the Agreement and Plan of Merger, dated as of November 6, 2006, by and among PortalPlayer, NVIDIA and Merger Sub, or the Merger Agreement, and consummating the transactions contemplated by the Merger Agreement. See “The Transaction Participants” on page 7.

•	The Proposal. We are asking our stockholders to consider and vote on the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into PortalPlayer with PortalPlayer as the surviving corporation and a wholly owned subsidiary of NVIDIA. We refer to this as the Merger. Our Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of PortalPlayer common stock, par value $0.0001 per share, in connection with the solicitation of proxies for use at the Special Meeting of stockholders to be held at the Hilton Santa Clara Hotel located at 4949 Great America Parkway, Santa Clara, California, 95054, on , 200 , at 9:00 a.m. Pacific Standard Time. See “The Special Meeting” beginning on page 8 and “The Merger—Background of the Merger” beginning on page 11. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about December •, 2006.

•	Merger Consideration. If the Merger is completed, you will receive $13.50 in cash, without interest and less any applicable withholding taxes, in exchange for each share of PortalPlayer common stock that you own, or the merger consideration. After the Merger is completed, you will have the right to receive the merger consideration, but you will no longer be or have any rights as a PortalPlayer stockholder.

•	Treatment of Stock Options. At the effective time of the Merger, all of our stock options outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested, will be converted into and become options to purchase shares of NVIDIA common stock. See “The Merger Agreement—Effect on PortalPlayer Stock Options” on page 26.

•	Treatment of Restricted Shares. At the effective time of the Merger, all shares of our restricted stock outstanding immediately prior to the effective time of the Merger will be converted into the merger consideration. The merger consideration to be received for our shares of restricted stock will remain subject to the same vesting schedule, repurchase option, risk of forfeiture or other conditions applicable to such restricted stock. See “The Merger Agreement—Effect on PortalPlayer Restricted Stock” on page 26.

•	Our Position as to Fairness of the Merger; Board Recommendation. Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to and in the best interests of our stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger. See “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 13.

•	Required Vote. Under Delaware law and our charter documents, the affirmative vote of holders of a majority of the outstanding shares of our common stock is necessary to adopt the Merger Agreement and to approve the Merger. See “The Special Meeting—Required Vote” beginning on page 9.

•	Share Ownership of Certain Persons; Voting Agreements. As of November 15, 2006, the record date, our directors and executive officers and their respective affiliates owned, in the aggregate,

1,145,493 shares of our common stock, or approximately 4.5% of the outstanding shares of our common stock. As an inducement to NVIDIA to enter into the Merger Agreement, each of our directors and executive officers and their respective affiliates have entered into a voting agreement with NVIDIA. Pursuant to the voting agreements, each such director, officer and their affiliates agree to vote his or its shares in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and against certain other matters, each as set forth in the voting agreements. The forms of the voting agreements and irrevocable proxy entered into by such directors and officers and their affiliates are included as Annexes C-1 and C-2 to this proxy statement and are incorporated herein by reference. Such directors and officers and their affiliates have not received any additional consideration with respect to the voting agreements. See “The Special Meeting—Stock Ownership and Interests of Certain Persons” on page 10 and “The Voting Agreements” on page 38.

•	Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and certain antitrust laws outside the United States. Pre-merger filings and governmental approvals may also be required in certain foreign jurisdictions. See “The Merger Agreement—Conditions to the Merger” beginning on page 32.

•	Certain Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger and your adjusted basis in the shares surrendered. However, the tax consequences of the Merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the Merger will affect you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 23.

•	Appraisal Rights. Holders of our common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal to PortalPlayer before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. See “Appraisal Rights” beginning on page 39 and Annex D—Section 262 of the Delaware General Corporation Law.

•	Anticipated Closing of the Merger. The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement by our stockholders. We currently expect the Merger to be completed shortly following the Special Meeting of stockholders, although we cannot assure completion by any particular date, if at all.

•	Additional Information. You can find more information about PortalPlayer in the periodic reports and other information we file with the Securities and Exchange Commission, or the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” on page 48.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the adoption of the Merger Agreement entered into by and among PortalPlayer, NVIDIA and Merger Sub pursuant to which Merger Sub will be merged with and into PortalPlayer, with PortalPlayer surviving as a wholly owned subsidiary of NVIDIA. See “The Merger Agreement—Effective Time of the Merger” on page 27.

Q:	How Does PortalPlayer’s Board of Directors Recommend That I Vote?

A:	Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger. See “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 13.

Q:	What Will I Receive in the Merger?

A:	Upon completion of the Merger, you will receive $13.50 in cash, without interest and less any applicable tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $1,350.00 in cash in exchange for your shares of common stock, less any applicable tax withholding. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 25.

Q:	When and Where Is the Special Meeting?

A:	The Special Meeting of stockholders will be held at the Hilton Santa Clara Hotel located at 4949 Great America Parkway, Santa Clara, California 95054, on , 200 , at 9:00 a.m. Pacific Standard Time. See “The Special Meeting” beginning on page 8.

Q:	May I Attend the Special Meeting?

A:	All stockholders as of the close of business on November 15, 2006, the record date for the Special Meeting, may attend the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	Who Can Vote at the Special Meeting?

A:	All stockholders of record at the close of business on November 15, 2006, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. If on that date, your shares were registered directly in your name with our transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent. See “The Special Meeting” beginning on page 8.

Q:	How Are Votes Counted?

A:

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the Merger proposal from the beneficial owner. Because under Delaware law, the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of our outstanding shares of common stock, broker non-votes and abstentions will have the same effect as a vote “Against” the adoption of the Merger Agreement. Broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q:	How Many Votes Are Required to Adopt the Merger Agreement?

A:	Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on November 15, 2006, the record date for the Special Meeting, is required to adopt the Merger Agreement. As of the close of business on the record date, there were 25,505,404 shares of our common stock outstanding. This means that under Delaware law, 12,752,703 shares or more must vote “FOR” the adoption of the Merger Agreement. See “The Special Meeting” beginning on page 8.

Q:	How Many Votes Does PortalPlayer Already Know Will Be Voted in Favor of the Merger Proposal?

A:	Each member of our Board of Directors and each of our executive officers and their respective affiliates entered into a voting agreement with NVIDIA agreeing to vote his or its shares in favor of the adoption of the Merger Agreement and approval of the Merger. As of the record date, these persons owned 1,145,493 shares of our common stock, which is equivalent to approximately 4.5% of our outstanding common stock.

Q:	How Many Votes Do I Have?

A:	You have one vote for each share of our common stock you own as of November 15, 2006, the record date for the Special Meeting.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 8.

Q:	What If I Fail to Instruct My Broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the adoption of the Merger Agreement.

Q:	Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	What Happens If I Do Not Vote?

A:	Because the vote required for the proposal to adopt the Merger Agreement is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote “Against” the adoption of the Merger Agreement. If the Merger is completed, whether or not you vote for the adoption of the Merger Agreement and approval of the Merger, you will be paid the merger consideration for your shares of our common stock upon completion of the Merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 8 and “Appraisal Rights” beginning on page 39 and Annex D—Section 262 of the Delaware General Corporation Law.

Q:	When Should I Send in My Stock Certificates?

A:	After the Special Meeting, if you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to a paying agent designated by NVIDIA. In order to receive the merger consideration as soon as reasonably practicable following the completion of the Merger, you must send the paying agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates now.

Q:	When Can I Expect to Receive the Merger Consideration For My Shares?

A:	Once the Merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:	I Do Not Know Where My Stock Certificate Is—How Will I Get My Cash?

A:	The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. NVIDIA may also require that you provide a bond in order to cover any potential loss.

Q:	What Do I Need to Do Now?

A:	You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible as instructed in these materials or by your bank, broker or other agent so that your shares may be represented at the Special Meeting. The meeting will take place at the Hilton Santa Clara Hotel located at 4949 Great America Parkway, Santa Clara, California 95054, on , 200 , at 9:00 a.m. Pacific Standard Time. See “The Special Meeting” beginning on page 8.

Q:	What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A:	The record date for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I Change My Vote After I Have Mailed in My Proxy Card?

A:

Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. If you are a stockholder of record, you can do so in one of three ways: first, you can send a written notice of revocation prior to the Special Meeting to our Secretary at PortalPlayer, Inc., 70 W. Plumeria Drive, San Jose, California 95134; second, you can submit another properly executed proxy at a later date; and third, you can attend the Special Meeting and vote in person. You should send any written notice or request for a new proxy card to our Secretary at the same address. Voting by mailing in your proxy card will not prevent you from voting in person at the Special Meeting. You are encouraged to submit a proxy by mail even if you plan to attend the Special Meeting in person. If you are a beneficial owner, meaning your shares are held in the name of a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent with this proxy statement in order to change your vote, revoke your vote or to vote at the Special Meeting. See “The Special Meeting” beginning on page 8.

Q:	What Are the Consequences of the Merger to Members of Our Management and Board of Directors?

A:	Like all other holders of shares of our common stock, members of our management and Board of Directors will be entitled to receive $13.50 per share in cash, without interest and less any applicable withholding taxes, for each of their shares of our common stock or restricted stock. All options (whether or not vested) to acquire our common stock held by members of our management and Board of Directors (like all other holders) will be converted into and become options to purchase shares of NVIDIA common stock. Members of our management and Board of Directors may also have interests in the Merger that are different from or in addition to the interests of our stockholders in general. See “The Merger—Interests of Executive Officers and Directors in the Merger” beginning on page 21.

Q:	Who Can Answer Further Questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the Merger, you should contact our Secretary at PortalPlayer, Inc., 70 W. Plumeria Drive, San Jose, California 95134. You may also call our proxy solicitor, Georgeson Inc., toll-free at (866) 425-8142 (and banks and brokers may call collect at (212) 440-9800).

THE TRANSACTION PARTICIPANTS

PortalPlayer, Inc.

PortalPlayer, headquartered in San Jose, California, develops semiconductor, firmware and software platforms for portable multimedia products such as personal media players and personal media display-enabled computers. The information contained or incorporated in our website is not a part of this proxy statement. We maintain our principal executive offices at 70 W. Plumeria Drive, San Jose, California 95134. Our telephone number is (408) 521-7000.

NVIDIA Corporation

NVIDIA, headquartered in Santa Clara, California, is the worldwide leader in programmable graphics processor technologies. The principal executive offices of NVIDIA are located at 2701 San Tomas Expressway, Santa Clara, California 95050 and its telephone number is (408) 486-2000.

Partridge Acquisition, Inc.

Merger Sub was formed by NVIDIA solely for the purpose of completing the Merger. Merger Sub is wholly owned by NVIDIA and has not engaged in any business except in anticipation of the Merger. The principal executive offices of Merger Sub are located at 2701 San Tomas Expressway, Santa Clara, California 95050 and its telephone number is (408) 486-2000.

THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation by our Board of Directors of proxies to be used at the Special Meeting to be held at the Hilton Santa Clara Hotel located at 4949 Great America Parkway, Santa Clara, California 95054, at 9:00 a.m., Pacific Standard Time, on •,            , 200   and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about December •, 2006.

The Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger, stockholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies.

On November 5, 2006, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to and in the best interests of our stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger, and “FOR” the approval of any proposal to postpone or adjourn the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

Our Board of Directors knows of no other matter that will be presented for consideration at the Special Meeting. If any other matter properly comes before the Special Meeting, or any postponement or adjournment of the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Gary Johnson and Svend-Olav Carlsen as your proxy holders to vote your shares at the Special Meeting. You make this appointment by completing the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board of Directors at the time this proxy statement was printed and which, under our bylaws, may be properly presented for action at the Special Meeting.

Who Can Vote

Only stockholders who owned shares of record of our common stock as of the close of business on November 15, 2006, the record date for the Special Meeting, can vote at the Special Meeting. As of the close of business on November 15, 2006, we had 25,505,404 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share held as of November 15, 2006.

How You Can Vote

You may vote your shares at the Special Meeting either by mail or in person as described below. Stockholders holding shares through a bank, broker or other agent should follow the voting instructions on the form of proxy card received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person.

Voting in Person. You may vote by attending and voting at the Special Meeting. However, even if you plan to attend the Special Meeting in person, our Board of Directors recommends that you vote by mail. Voting your proxy card by mail will not limit your right to vote at the Special Meeting, if you decide to attend in person. If you hold shares through a bank, broker or other agent, you must obtain a proxy, executed in your favor, from the bank, broker or other agent to be able to vote at the Special Meeting.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” the approval of any proposal to postpone or adjourn the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your bank, broker or other agent rather than from PortalPlayer. Simply complete and return the proxy card to your bank, broker or other agent to ensure that your vote is counted. Alternatively, if offered by your bank, broker or other agent, you may vote by telephone or over the Internet as instructed by your bank, broker or other agent. To vote in person at the Special Meeting, you must obtain a valid proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with these proxy materials, or contact your bank, broker or other agent to request a proxy form.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the Special Meeting by:

•	voting in person at the Special Meeting;

•	submitting written notice of revocation to our Secretary prior to the Special Meeting; or

•	submitting another properly executed proxy at a later date.

If your shares are held in street name through a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent which were provided with this proxy statement in order to change, revoke your vote or to vote at the Special Meeting.

Required Vote

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by PortalPlayer or held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement and approval of the Merger, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those matters.

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock on November 15, 2006, the record date for the Special Meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, FAILURE TO VOTE YOUR SHARES (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER AGENT) WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

The approval of any proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes to adopt the Merger Agreement requires the affirmative vote of a majority of those shares represented in person or by proxy at the Special Meeting. Abstentions or broker non-votes will have no impact on the vote to postpone or adjourn the Special Meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against adoption of the Merger Agreement will be voted in favor of any postponement or adjournment of the Special Meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 39 and Annex D for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership and Interests of Certain Persons

As of November 15, 2006, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned, in the aggregate, 1,145,493 shares of our common stock, or collectively approximately 4.5% of the outstanding shares of our common stock. Our directors and executive officers and their respective affiliates have entered into voting agreements with NVIDIA agreeing to vote all of their shares in favor of the adoption of the Merger Agreement and approval of the Merger. See “The Voting Agreements” on page 38.

Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. Please read “The Merger—Interests of Executive Officers and Directors in the Merger” beginning on page 21.

Proxy Solicitation

We will pay the costs of soliciting proxies for the Special Meeting. Our officers, directors and employees may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. We have retained Georgeson Inc. to assist us in the solicitation of proxies, using the means referred to above, and that firm will receive a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Postponements and Adjournments

Although it is not expected, the Special Meeting may be postponed or adjourned for, among other reasons, the purpose of soliciting additional proxies, to any other time and place. You should note that the meeting could be successively postponed or adjourned to any date. If the Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any postponements or adjournment of the Special Meeting.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the Merger. Although we believe that the description covers the materials terms of the Merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement and the other documents referred to herein carefully for a complete understanding of the Merger.

Background of the Merger

Our Board of Directors and management have periodically reviewed and assessed the various business trends and competitive factors of our business, including our resources, cost structure, product portfolio, design cycles and overall market conditions. As part of our ongoing evaluation of our business and in response to an indication of interest to explore a transaction with a third party, at our May 18, 2006 Board meeting, our Board of Directors reviewed in detail the opportunities, challenges and risks associated with our business including the expected loss of revenue as a result of a product transition set back, which we announced in April 2006, and a possible merger with a company with complimentary technology. Our Board of Directors decided to meet with Cowen and Company, LLC, or Cowen, and another internationally recognized financial advisor, as potential financial advisors to PortalPlayer.

Our Board of Directors met on May 26, 2006. At this meeting, representatives of Cowen and representatives of the other internationally recognized financial advisor were invited to attend to make presentations to our Board concerning current industry dynamics and possible strategic opportunities available to PortalPlayer. After their respective presentations, representatives of Cowen and representatives of the other internationally recognized financial advisor left the meeting, and our Board members engaged in a discussion about which financial advisor to retain for the purpose of advising and reporting to our Board on strategic alternatives available to PortalPlayer. During this time, our Board of Directors further discussed the indication of interest it received in May 2006 and concluded that it was in the best interest of the stockholders to explore this opportunity. In early June 2006, we entered into a confidentiality agreement with this third party and held diligence sessions.

Our Board of Directors decided to retain Cowen as a financial advisor and discussed whether to ask Cowen to contact third parties on a confidential basis to assess their interest in a possible acquisition of PortalPlayer. Our Board of Directors determined to retain Cowen based on a number of factors, including its knowledge of the industry and familiarity with us, particularly due to Cowen’s service as an underwriter for our 2004 common stock public offering. Cowen was engaged as our financial advisor on June 12, 2006.

In late June 2006, Cowen began to contact 22 companies (including NVIDIA) with a view to gauge their interest in a possible strategic transaction with, or an acquisition of, PortalPlayer. Each was informed that we were evaluating a number of strategic alternatives aimed at maximizing stockholder value, including a potential sale of PortalPlayer. During the next several months, five of these companies executed confidentiality agreements with PortalPlayer (including NVIDIA) and held meetings with our management. Our Board of Directors met with Cowen every Friday morning to discuss the strategic process.

On or about August 1, 2006, NVIDIA indicated to us that it was interested in entering into discussions related to a potential transaction. This interest was communicated to the members of our Board of Directors at a meeting held on August 2, 2006. At that meeting, our Board of Directors determined that exploring a potential transaction with NVIDIA was in the best interests of our stockholders, that we should proceed with discussions with NVIDIA related to a potential transaction and that we should make available information about PortalPlayer following the execution by NVIDIA of an acceptable confidentiality agreement. On August 3, 2006, PortalPlayer entered into a confidentiality agreement with NVIDIA related to a potential transaction.

On August 4, 2006, meetings were held between our senior management and members of NVIDIA senior management during which our business and operations were discussed. During the remainder of August and during September, several meetings and conversations between members of our management team and representatives of NVIDIA were conducted related to our business and operations.

On October 3, 2006, members of our senior management team and members of NVIDIA senior management team met to discuss our business and operations.

On October 17, 2006, NVIDIA delivered to Gary Johnson, our Chief Executive Officer, a written proposal, dated October 17, 2006, to acquire all of the outstanding shares of our common stock for a price of $12.50 per share in cash, which represented a premium of 13.63% to the closing price of our common stock on that date of $11.00.

Our Board of Directors met on October 18, 2006 to evaluate the proposal received from NVIDIA, and to discuss it with Cowen. After consideration of their fiduciary duties in connection with consideration of a transaction like the one proposed and consideration of this initial proposal, our Board of Directors rejected the proposal and instructed Cowen to express to NVIDIA that the Board of Directors believed the value of PortalPlayer common stock to be higher than the price being proposed by NVIDIA. Our Board of Directors instructed Cowen to deliver a counter-proposal of $15 per share.

On October 23, 2006, members of our senior management team met with representatives of NVIDIA at the offices of our outside counsel, Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, to discuss business and financial due diligence matters.

On October 25, 2006, representatives of NVIDIA and the Chairman of our Board of Directors, Richard L. Sanquini, and our Chief Executive Officer and a member of our Board, Mr. Johnson, met to discuss valuation. At that meeting, NVIDIA communicated that the highest price that it would be willing to offer to acquire all outstanding shares of our common stock was $13.50 per share in cash, which represented a premium of 24.7% to the closing price of our common stock on that date of $10.83.

On October 25 through 26, 2006, our Board of Directors evaluated the revised proposal from NVIDIA and approved a price of $13.50 per share in cash, which represented a premium of 24.7% and 17.6% to the closing price of our common stock on October 25 and 26, 2006 of $10.83 and $11.48, respectively, and a premium of 79% and 50% over our enterprise value of $90 million and $108 million on October 25 and 26, 2006, respectively.

On October 27, 2006, members of our management team met with representatives of NVIDIA, along with the respective financial advisors and outside counsels of PortalPlayer and NVIDIA, to discuss our business and operations. NVIDIA delivered its initial due diligence request and members of our management team, along with Pillsbury, responded to this request over the course of the following several days.

On October 29, 2006, outside counsel for NVIDIA, Cooley Godward Kronish LLP, or Cooley, delivered an initial draft of the Merger Agreement.

Through November 5, 2006, NVIDIA submitted requests for, and received from us, additional due diligence materials. In addition, members of our management team were made available for question-and-answer sessions regarding due diligence issues.

On October 30, 2006, our Board of Directors and senior management met with our advisors to review and discuss the terms of the draft Merger Agreement. Following this review, our Board directed that we provide comments to the draft Merger Agreement to counsel for NVIDIA.

On October 31, 2006, Pillsbury delivered comments to the Merger Agreement to Cooley. Also on October 31, 2006, advisors to NVIDIA continued their due diligence activities and members of our management met with representatives of NVIDIA and its advisors to present further due diligence information and to respond to due diligence questions. We continued to provide additional due diligence information to NVIDIA and its advisors through the date we entered into a Merger Agreement with NVIDIA (i.e., November 6, 2006).

On November 3, 2006, Cooley delivered to Pillsbury a revised draft of the Merger Agreement. Our Board and senior management met to review the revised draft of the Merger Agreement.

On November 4, 2006, our Board met with our advisors to discuss the status of negotiations with NVIDIA.

On November 5, 2006, our Board of Directors met several times to consider the proposed transaction represented by the Merger Agreement with NVIDIA. Prior to each of the Board meetings, Pillsbury provided a copy of the Merger Agreement to the members of our Board of Directors for their review. Representatives of Pillsbury and Cowen were in attendance at the Board meetings. Based upon advice from Pillsbury, the Board members again considered their fiduciary duties in connection with consideration of a transaction like the one represented by the Merger Agreement. Our Board of Directors then received a presentation from Cowen on the financial aspects of the transaction. Cowen also delivered its opinion orally that, as of November 5, 2006 and based upon and subject to various assumptions made, matters considered and limitations described in the opinion (a written copy of which was subsequently delivered and is attached to this proxy statement as Annex B), the $13.50 per share merger consideration to be received by holders of shares of our common stock in the merger was fair, from a financial point of view, to such holders. Representatives of Pillsbury then reviewed with the Board in detail the terms of the transaction as reflected in the substantially final draft Merger Agreement.

See a discussion of the material factors considered by our Board of Directors under “—Fairness of the Merger; Recommendation of Our Board of Directors” below. The proposals discussed above from NVIDIA represent the only proposals received by the Company. Other than the proposals from NVIDIA, we are not aware of any firm offer by any other person during the prior two years for (i) a merger or consolidation of us with another company, (ii) the sale or transfer of all or substantially all of our assets or (iii) a purchase of our securities that would enable such person to exercise control of us.

On November 6, 2006, prior to the opening of the NASDAQ Global Select Market, the parties executed the Merger Agreement and announced the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders. On November 5, 2006, our Board approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement. In reaching these conclusions, the Board considered the following material factors, among others:

•	its belief, based upon our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in our industry, the outlook for the fabless semiconductor industry and general economic and stock market conditions, that the $13.50 per share merger consideration would result in greater value to our stockholders than pursuing our current business plan;

•	the historical market prices of our common stock and recent trading activity, including the fact that the $13.50 per share merger consideration represented a 1% premium over our closing stock price on November 3, 2006 (the last trading day prior to the announcement of the transaction), a 19% premium over our average share price for the 20-day period ended November 3, 2006 and a 55% premium over our enterprise value at that time;

•	its belief that our stock price was not likely to trade at or above the $13.50 price offered in the Merger for any extended period of time in the foreseeable future. This belief was based on a number of factors, including the directors’ knowledge and understanding of our company and our industry, our management’s projections and our business plan and research analyst target prices;

•

the opinion of Cowen addressed to our Board of Directors that, as of November 5, 2006 and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the $13.50 per share merger consideration to be received by holders of shares of our common stock in the Merger was fair, from a financial point of view, to such holders. See “—Opinion of PortalPlayer’s Financial Advisor” below and Annex B;

•	that the merger consideration to be paid is all cash, which provides certainty of value to our stockholders;

•	the expected loss of revenue as a result of a product transition set back, which we announced in April 2006;

•	that the Merger Agreement is subject to customary closing conditions;

•	that all of the members of the Board were unanimous in their determination to recommend the Merger Agreement for adoption by our stockholders; and

•	that the transaction will be subject to the approval of our stockholders and that, in this regard, our directors and executive officers do not own a significant enough interest, in the aggregate, in our shares to influence substantially the outcome of the stockholder vote. As of November 15, 2006, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned of record an aggregate of 1,145,493 shares, representing approximately 4.5% of our outstanding common stock. See “—Interests of Executive Officers and Directors in the Merger” beginning on page 21; and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 42.

Our Board of Directors also believed the process by which we entered into the Merger Agreement with NVIDIA was fair, and in reaching that determination the Board took into account, in addition to the factors noted above, the following:

•	the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of the Board. None of the members of the Board has any financial interest in the Merger that is different from our stockholders generally, other than as described under “—Interests of Executive Officers and Directors in the Merger;” and

•	our extensive, arm’s-length negotiations with NVIDIA, which, among other things, resulted in an increase in the merger consideration from $12.50 to $13.50 per share.

The Board was aware of and also considered the following potentially adverse factors associated with the Merger, among others:

•	that at various times over the past several years, our stock price traded in excess of $13.50 per share, although the Board believed it was unlikely that our stock would trade in excess of $13.50 for an extended period of time in the foreseeable future;

•	that our stockholders will have no ongoing equity participation in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in our future earnings or growth, or to benefit from any increases in the value of our stock;

•	that the proposed Merger will be a taxable transaction for our stockholders;

•	that we will be required to pay NVIDIA a termination fee if the Merger Agreement is terminated under certain circumstances; and

•	that if the Merger is not completed, we may be adversely affected due to potential disruptions in our operations.

In view of the large number of factors considered by our Board of Directors in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our Board of Directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. Our Board of Directors held extensive discussions with Cowen with respect to the quantitative analyses of the financial terms of the Merger.

Our Board of Directors conducted discussions of, among other things, the factors described above, including asking questions of our management and our financial and legal advisors, and unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders, approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger.

Our Board of Directors unanimously recommends that you vote “FOR” adoption of the Merger Agreement.

Opinion of PortalPlayer’s Financial Advisor

Pursuant to an engagement letter dated June 12, 2006, PortalPlayer retained Cowen to render an opinion to the Board of Directors of PortalPlayer as to the fairness, from a financial point of view, to the holders of PortalPlayer common stock, of the consideration to be received in the Merger.

On November 5, 2006, Cowen delivered certain of its written analyses and its oral opinion to the our Board of Directors, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of November 5, 2006, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of PortalPlayer.

The full text of the written opinion of Cowen, dated November 5, 2006, is attached as Annex B and is incorporated by reference. Holders of PortalPlayer common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to PortalPlayer’s Board of Directors and are directed only to the fairness, from a financial point of view, of the consideration to be received in the Merger, and do not constitute an opinion as to the merits of the Merger or a recommendation to any stockholder as to how to vote on the proposed Merger. The consideration to be received in the Merger was determined through negotiations between PortalPlayer and NVIDIA and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement dated November 4, 2006;

•	certain publicly available financial and other information for PortalPlayer, and certain other relevant financial and operating data furnished to Cowen by the management of PortalPlayer;

•	certain publicly available financial and other information for NVIDIA;

•	certain internal financial analyses, financial forecasts for fiscal year 2007, reports and other information concerning PortalPlayer prepared by the management of PortalPlayer;

•	Reuters estimates and financial projections in Wall Street analyst reports for PortalPlayer;

•	discussions Cowen had with certain members of the management of PortalPlayer concerning the historical and current business operations, financial conditions and prospects of PortalPlayer and such other matters Cowen deemed relevant;

•	the reported price and trading histories of the shares of the common stock of PortalPlayer as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	the ratio of the enterprise value of PortalPlayer over certain projected operating results of PortalPlayer compared to the ratio of enterprise value of certain comparable companies Cowen deemed relevant over certain projected operating results of such companies;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with PortalPlayer’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by PortalPlayer or which was publicly available, and Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, Cowen did not conduct any physical inspection of the properties or facilities of PortalPlayer or NVIDIA. Cowen further relied upon the assurance of management of PortalPlayer that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with PortalPlayer’s consent, assumed that the financial forecasts provided to Cowen were reasonably prepared by the management of PortalPlayer, and reflected the best available estimates and good faith judgments of such management as to the future performance of PortalPlayer. Management of PortalPlayer confirmed to Cowen, and Cowen assumed, with PortalPlayer’s consent, that each of the financial forecasts and analyst projections utilized in Cowen’s analyses with respect to PortalPlayer provided a reasonable basis for its opinion; management having informed Cowen that they were unable to develop what they considered to be reliable projections beyond fiscal year 2007.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of PortalPlayer, nor was Cowen furnished with these materials. With respect to all legal matters relating to PortalPlayer and NVIDIA, Cowen relied on the advice of legal counsel to PortalPlayer. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the completion of the Merger will be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed transaction. Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the Merger. Cowen expresses no opinion as to the underlying business reasons that may support the decision of the PortalPlayer’s Board of Directors to approve, or PortalPlayer’s decision to complete, the Merger.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of PortalPlayer the assumptions on which such analyses were based and other factors, including the historical and projected financial results of PortalPlayer. No limitations were imposed by PortalPlayer’s Board of Directors with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Several of the procedures summarized below involved a comparison of selected publicly traded companies Cowen deemed relevant. Although these selected companies were used for comparison purposes, none of the selected companies is directly comparable to PortalPlayer. Accordingly, an analysis of the results of such companies is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or PortalPlayer to which they are being compared.

Analysis of Premiums Paid in Selected Transactions. Cowen reviewed the premium of the offer price over the trading prices on the one trading day, the 20 trading day closing average and the 60 trading day closing average prior to the announcement date of selected acquisition transactions in the technology industry announced since January 1, 2005, which included 45 transactions.

The following table presents the premium of the offer prices over the trading prices one trading day, the 20 trading day closing average and the 60 trading day closing average prior to the announcement date for these technology transactions, and the premiums implied for PortalPlayer (including an implied premium based on the spot price for PortalPlayer common stock four days prior to announcement, which we call the 4 day spot price, and the high and low price since April 20, 2006), based on the consideration to be received in the Merger pursuant to the Merger Agreement. On April 20, 2006 PortalPlayer announced that the follow-on to its PP5021 system-on-chip had not been selected by Apple Computer, Inc. for use in their mid-range to high-end flash based iPods. The information in the table below is based on the closing stock price of PortalPlayer stock on November 3, 2006, except for the 4 day spot price, which is based on the closing price for PortalPlayer stock on October 30, 2006.

Premiums Paid to Stock Price:	Low	Median	Mean	High	Premium Implied by Consideration to be received in the Merger for PortalPlayer
One trading day prior to announcement	(7)%	23%	27%	83%	1%
Four trading days prior to announcement	NA	NA	NA	NA	20%
20 trading day closing average prior to announcement	(5)%	26%	30%	106%	19%
60 trading day closing average prior to announcement	(5)%	30%	33%	115%	15%
High since 4/20/06	NA	NA	NA	NA	1%
Low since 4/20/06	NA	NA	NA	NA	54%

Analysis of Enterprise Value Premiums Paid in Selected Transactions. Cowen reviewed the premium of the enterprise value (the market value of the common equity plus debt less cash) at offer of selected transactions over the enterprise value based on the trading day prior to announcement, the 20 trading day closing average and the 60 trading day closing average prior to the announcement date of selected acquisition transactions in the technology industry with positive net cash positions announced since January 1, 2005, which included 37 transactions.

The following table presents the enterprise value premium of the offer prices over enterprise value based on the trading prices on one trading day, the 20 trading day closing average and the 60 trading day closing average prior to the announcement date for these selected transactions with positive net cash positions, and the enterprise value premiums implied for PortalPlayer (including an implied enterprise value premium based on the trading price for PortalPlayer’s common stock four trading days prior to announcement and the high and low prices since April 20, 2006), based on the consideration to be received in the Merger pursuant to the Merger Agreement. The information in the table below is based on the closing stock price of PortalPlayer stock on November 3, 2006, except for the trading price for PortalPlayer’s common stock four trading days prior to announcement, which is based on the closing price for PortalPlayer stock on October 30, 2006.

Enterprise Value Premiums Paid:	Low	Median	Mean	High	Enterprise Value Premium Implied by Consideration to be received in the Merger for PortalPlayer
One trading day prior to announcement	5%	29%	39%	143%	2%
Four trading days prior to announcement	NA	NA	NA	NA	61%
20 trading day closing average prior to announcement	5%	40%	48%	199%	54%
60 trading day closing average prior to announcement	1%	39%	55%	225%	41%
High since 4/20/06	NA	NA	NA	NA	2%
Low since 4/20/06	NA	NA	NA	NA	359%

Analysis of Equity Research Analysts’ Price Targets. Cowen reviewed and analyzed future public market trading price targets for PortalPlayer’s common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of PortalPlayer’s common stock. The range of undiscounted analyst price targets for PortalPlayer was $8.00 to $13.00 as of November 3, 2006. The mean and median of the undiscounted analyst price targets for PortalPlayer was $9.67 and $8.75, respectively. Cowen noted that the consideration to be received per share in the Merger for PortalPlayer was $13.50.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for PortalPlayer’s common stock and these estimates are subject to uncertainties, including PortalPlayer’s future financial performance and future financial market conditions.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of selected transactions which Cowen deemed relevant involving the acquisition of public companies in the semiconductor industry, which were announced since January 1, 2003. These transactions were (listed as acquiror/target):

•	Microsemi Corporation / PowerDsine Ltd.

•	Private Equity Buyers / Freescale Semiconductor

•	SanDisk / M-Systems

•	AMD / ATI Technologies

•	Micron Technology / Lexar Media

•	Microsemi / Advanced Power Technology

•	Integrated Device Technology / Integrated Circuit Systems

•	Intersil Corporation / Xicor Inc.

•	Conexant / GlobespanVirata

•	Bookham Technology plc / New Focus Inc.

•	Zoran Corporation / Oak Technology Inc.

Cowen reviewed the enterprise value paid in these precedent transactions as a multiple of the estimated next twelve month, or NTM, revenues and pro forma earnings before interest expense and income taxes, or EBIT, and also examined the multiples of equity value paid in the precedent transactions to NTM pro forma earnings (which excludes stock based compensation, amortization of intangibles and unusual items) and compared them to projections prepared by PortalPlayer’s management and Wall Street analysts.

Although the precedent transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction, and none of the companies in those transactions is directly comparable to PortalPlayer or NVIDIA. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or PortalPlayer to which they are being compared.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected projected operating and financial data and ratios for PortalPlayer to the corresponding projected financial data and ratios of certain other companies which Cowen deemed relevant whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of PortalPlayer. These companies were:

•	Actions Semiconductor

•	Cirrus Logic

•	Genesis Microchip

•	Pixelworks

•	SigmaTel

•	Wolfson Microelectronics

•	Zoran

The data and ratios included the enterprise value of these selected companies as multiples of projected revenues and pro forma EBIT for the calendar year 2007. Cowen also examined the ratios of the current share prices of these selected companies to the estimated calendar year 2007 pro forma earnings (which excluded stock based compensation, amortization of intangibles and unusual items) per share, or EPS, as available from research analyst reports for these selected companies and compared them to projections prepared by PortalPlayer’s management and Wall Street analysts.

Review of Projected Financial Performance. The Reuters and Wall Street estimates of PortalPlayer’s future operating performance which Cowen reviewed were those which were publicly available as of November 3, 2006 and had been prepared subsequent to PortalPlayer’s announcement that the follow-on to its PP5021 system-on-chip had not been selected by Apple Computer, Inc. for use in their mid-range to high-end flash based iPods. Reuters estimated that PortalPlayer would have 2006 and 2007 revenue of approximately $175.9 million and $126.2 million, respectively, and earnings per share of $0.42 and $0.18, respectively. Cowen reviewed the most recently available financial analyst projections of each analyst who covers PortalPlayer as of November 3, 2006, all of which post-dated PortalPlayer’s Apple announcement. The estimates for the Wall Street analyst reports for PortalPlayer for 2006 had revenues ranging from $174.8 million to $176.7 million and earnings per share (excluding stock-based compensation and amortization of intangibles) ranging from $0.46 to $0.71. Wall Street estimates for 2007 had revenues ranging from $84.2 million to $164.5 million and an earnings/loss per share (excluding stock-based compensation and amortization of intangibles) ranging from $(0.15) to $0.68. Cowen also reviewed financial forecasts provided by PortalPlayer’s management. The forecast identified by management as the most likely scenario was within the range of the Wall Street analyst reports for revenue and earnings per share. In its analysis of selected transactions and selected publicly traded companies, Cowen chose one Wall Street financial analyst’s projections to use for each of the comparable companies Cowen selected. In choosing this set of projections, Cowen first looked at all financial analysts who provided full income statement projections that were available to Cowen for each such comparable company. From this group Cowen then chose the set of projections which were closest to the consensus of all reviewed financial analyst projections for each such comparable company. With respect to choosing the financial projections of PortalPlayer to use as the Wall Street case scenario, Cowen used the same procedure but also required that the financial analyst prepare its projections on a quarterly basis.

Historical Stock Trading Analysis. Cowen considered historical data with regard to the trading prices of PortalPlayer common stock for the period from November 3, 2005 through November 3, 2006. During this period, the closing price of PortalPlayer common stock ranged from $8.87 to $31.40 per share and averaged $17.53 per share. Cowen also considered historical data with regard to the trading prices of PortalPlayer common stock for the period from April 20, 2006 through November 3, 2006. During this period the closing price of PortalPlayer common stock ranged from $8.87 to $13.36 per share and averaged $11.05 per share.

Discounted Cash Flow Analysis. Cowen did not perform a discounted cash flow analysis for PortalPlayer because PortalPlayer’s management informed Cowen that they were unable to develop what they considered to be reliable projections beyond fiscal year 2007. Furthermore, given the lack of predictive operating performance, any terminal value assumptions, which typically weigh heavily on the valuation conclusions, would be speculative for the purposes of providing a valuation of PortalPlayer.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised PortalPlayer’s Board of Directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of PortalPlayer. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of PortalPlayer, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by PortalPlayer’s Board of Directors in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by PortalPlayer’s Board of Directors to render an opinion to PortalPlayer’s Board of Directors because Cowen is a nationally recognized investment banking firm, because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes and because Cowen served as an underwriter for PortalPlayer’s 2004 common stock public offering for which it received customary compensation. Cowen is providing financial services for PortalPlayer for which it will receive fees as described below. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of PortalPlayer and NVIDIA for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to PortalPlayer, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services.

Pursuant to the Cowen engagement letter, if the transaction is consummated, Cowen will be entitled to receive a transaction fee equal to $3,502,687. PortalPlayer has paid a fee of $500,000 to Cowen for rendering its opinion, which fee will be credited against any transaction fee to be paid. Additionally, PortalPlayer has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. To date, PortalPlayer has paid $24,173 to Cowen for out-of-pocket expenses. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s-length between PortalPlayer and Cowen, and PortalPlayer’s Board of Directors was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the Merger. Except as set forth above, PortalPlayer has not paid any fees to Cowen during the past two years.

Delisting and Deregistration of Our Common Stock

Following the Merger, shares of our common stock will no longer be traded on the NASDAQ Global Select Market or any other public market and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

PortalPlayer After the Merger

After the effective time of the Merger, PortalPlayer will cease to be an independent public company and will instead be a wholly owned subsidiary of NVIDIA. After the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of PortalPlayer, and the officers of Merger Sub immediately prior to the effective time of the Merger will become the officers of PortalPlayer, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any merger consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on NASDAQ Global Select Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, our Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, we are permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination of Merger Agreement” beginning on page 35.

Under certain circumstances, if the Merger is not completed, we may be obligated to pay NVIDIA a termination fee. See “The Merger Agreement—Termination Fees” on page 37.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of the Board in favor of the Merger, our stockholders should be aware that our executive officers and directors may have interests in the Merger that are different from or in addition to the interests of our stockholders in general. The members of the Board were aware of such interests when deciding to approve and recommend the Merger Agreement and the Merger. See “—Background of the Merger” beginning on page 11, and “—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 13. Our stockholders should take these interests into account in deciding whether to vote “FOR” adoption of the Merger Agreement.

Exercise of Warrant

In connection with the Merger, we entered into a letter agreement with our Chief Executive Officer, Mr. Johnson, on November 5, 2006, pursuant to which Mr. Johnson agreed to exercise his warrant to purchase 41,067 shares of PortalPlayer common stock prior to the effective time of the Merger.

Equity Awards

Treatment of Stock Option in Connection with the Merger. The Merger Agreement provides that each option to purchase shares of our common stock that is outstanding and unexercised immediately prior to the effective time of the Merger, including options held by our executive officers and directors, will be converted into and become an option to purchase shares of NVIDIA common stock. NVIDIA will, in its discretion, assume or substitute such options pursuant to the terms of the Merger Agreement.

Treatment of Restricted Stock in Connection with the Merger. The Merger Agreement also provides that all shares of restricted stock outstanding immediately prior to the effective time of the Merger, including any restricted stock held by our executive officers and directors, will, upon the effective time of the Merger, be converted into merger consideration. The merger consideration to be received for our shares of restricted stock will remain subject to the same vesting schedule, repurchase option, risk of forfeiture or other conditions applicable to our restricted stock.

Acceleration upon Change in Control

Under the terms of our Amended and Restated 2004 Stock Incentive Plan, each option and restricted share award granted to our non-employee directors pursuant to the terms of such plan will become vested if a change in control occurs during such director’s service. As of November 15, 2006, our non-employee directors collectively hold in the aggregate options to purchase 192,414 shares of PortalPlayer common stock and 24,749 shares of PortalPlayer restricted stock.

We have entered into employment arrangements with Gary Johnson, Svend-Olav Carlsen and Richard G. Miller, the terms of which provide for acceleration of vesting of options held by such executive officers upon a change in control.

Pursuant to the offer letter with Mr. Johnson dated March 14, 2003, Mr. Johnson will be entitled to full acceleration of all of his unvested options upon a change in control. The management retention plan referenced in such offer letter with Mr. Johnson has been terminated. Pursuant to the offer letter with Mr. Carlsen dated May 6, 2004, Mr. Carlsen will be entitled to the acceleration of 50% of his unvested options upon a change in control. We are in the process of amending the offer letter with Mr. Carlsen. Such offer letter with Mr. Carlsen, as amended, will provide for accelerated vesting of 100% of his unvested options upon a change in control, provided he remains an employee of PortalPlayer through the closing of the Merger and, if requested by NVIDIA, for a transition period of up to three months. Pursuant to the offer letter with Mr. Miller dated May 28, 2004, Mr. Miller will be entitled to accelerated vesting of 25% of his unvested options upon a change in control.

Agreements to Vote in Favor of the Merger. Each member of our Board of Directors and each of our current executive officers have entered into a voting agreement with NVIDIA, pursuant to which they have each agreed to vote in favor of the adoption of the Merger Agreement and the approval of the Merger. Collectively, these persons held of record 1,145,493 shares of our common stock, which is equivalent to approximately 4.5% of the total shares of our common stock outstanding as of the record date.

Offer Letters. NVIDIA is negotiating offer letters with certain of our executive officers. If one or more of our executive officers accept employment with NVIDIA, or any of its subsidiaries, those offer letters are expected to include base salaries, bonus arrangements, equity-based compensation and other employee benefits generally consistent with those benefits currently made available to such executive officers by PortalPlayer and generally consistent in terms of total compensation with those benefits available to employees of NVIDIA or the employing subsidiary in similar capacities. As of the date of this proxy statement, those offer letters have not yet been finalized.

Severance Arrangements. On July 27, 2006, we entered into a separation agreement with Mr. Johnson. Under the separation agreement, Mr. Johnson will continue his employment with us until we appoint his successor. We have agreed to pay Mr. Johnson monthly payments equal to his current base salary for 12 months following the effective date of his release of claims against us. In addition, we have agreed to (i) reimburse Mr. Johnson for his COBRA premiums for a period of six months following the effective date of his release in an amount up to what we paid prior to termination for his health insurance coverage; (ii) extend the post-termination exercise period for his vested options from 90 days following his resignation to one year following the effective date of his release; and (iii) accelerate the vesting of options that would have vested had Mr. Johnson remained an employee for one year following the effective date of his release, however, in no event shall shares acquired upon exercise of such accelerated option be sold prior to the date such option would have become vested under Mr. Johnson’s original option vesting schedule.

On November 13, 2002, we entered into an employment agreement with Sanjeev Kumar, under which agreement we have agreed that if Mr. Kumar is terminated without cause, or Mr. Kumar resigns for good reason, within six months prior to a change in control or on or within six months following a change in control, Mr. Kumar shall be entitled to (i) payment, in one lump sum, of six months of his base salary; and (ii) payment by us directly to the COBRA administrator for the premiums of continued group health insurance coverage in accordance with COBRA for a period of six months following the date of Mr. Kumar’s termination.

The executive officers of PortalPlayer, who have not otherwise entered into severance arrangements with PortalPlayer as described above, will be entitled to certain severance benefits from NVIDIA if their employment is terminated in connection with the Merger within three months following the completion of the Merger. Such severance arrangements will entitle such executive officers to cash payments of up to nine months of base salary plus other benefits.

Indemnification of Directors and Officers; Insurance. The Merger Agreement provides that all rights of indemnification that exist in favor of individuals who were our directors or officers on the date of the Merger Agreement for their acts and omissions as our directors and officers occurring prior to the effective time of the Merger, as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements in effect as of the date of the Merger Agreement, will be observed by the surviving corporation to the fullest extent available under Delaware law. The Merger Agreement further provides that for a period of six years following the effective time of the Merger, the surviving corporation will maintain our current directors’ and officers’ liability insurance subject to limitations set forth in the Merger Agreement. In lieu of maintaining our current directors’ and officers’ liability insurance, the surviving corporation is entitled to purchase a tail policy providing comparable coverage with the prior written consent of NVIDIA. See “The Merger Agreement—Indemnification of Directors and Officers; Insurance” on page 34. NVIDIA has agreed to cause the surviving corporation to so observe rights described above in this paragraph.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following is a summary of certain anticipated material U.S. federal income tax consequences of the Merger to our stockholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or other compensation arrangements). The discussion does not address the U.S. federal income tax consequences applicable to any stockholders who exercise their appraisal rights under Delaware law. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our stockholders.

Consequences of the Merger to Our Stockholders. The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the Merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the Merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax. Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (i) provides a taxpayer identification number, or TIN (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

The foregoing discussion of certain U.S. federal income tax consequences is not tax advice. Stockholders should consult their tax advisors to determine the U.S. federal, state and local and foreign tax consequences of the Merger to them in view of their own particular circumstances.

Governmental and Regulatory Clearances

Transactions such as the Merger are subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by NVIDIA and PortalPlayer. NVIDIA and PortalPlayer filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act on November 13, 2006.

Pre-merger filings and governmental approvals may also be required in certain foreign jurisdiction. The Merger Agreement provides that PortalPlayer and NVIDIA will make all filings and give all notices required to be made and given in connection with the Merger, including under applicable antitrust laws.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the Merger or by seeking the divestiture of substantial assets of NVIDIA and PortalPlayer or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed Merger does not violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

THE MERGER AGREEMENT

This section of the proxy statement summarizes some of the material terms and conditions of the Merger Agreement, but is not intended to be an exhaustive discussion of the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety. The complete text of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

Merger Consideration

At the effective time of the Merger, each outstanding share of PortalPlayer common stock, other than shares held by stockholders who exercise their appraisal rights and other than shares held by PortalPlayer, NVIDIA or any of their respective wholly owned subsidiaries, will be converted into the right to receive $13.50 in cash, without interest and less any applicable tax withholding. The price of $13.50 per share was determined through arm’s-length negotiations between us and NVIDIA. Upon completion of the Merger, no shares of PortalPlayer common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

At the effective time of the Merger, each share of PortalPlayer common stock that you own automatically will be converted into the right to receive $13.50 in cash, without interest and less any applicable tax withholding. The Merger Agreement provides that on or prior to the closing date of the Merger, NVIDIA will select a bank or trust company to act as paying agent in connection with the Merger and will deposit with the paying agent cash in an amount equal to the aggregate merger consideration payable to PortalPlayer stockholders.

The Merger Agreement provides that as soon as practicable following the effective time of the Merger, the paying agent will mail to the record holders of PortalPlayer common stock immediately prior to the effective time of the Merger a letter of transmittal and instructions for use in surrendering stock certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for exchange to the paying agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or NVIDIA, the holder of such stock certificate will be entitled to receive the merger consideration, without any interest thereon and less any applicable tax withholding. The certificate so surrendered will be canceled.

If any cash is to be paid to a person other than the record holder of shares of our common stock, payment may be made with respect to such shares if the stock certificate representing such shares is presented to the paying agent and is properly endorsed or otherwise in proper form for transfer, and the transferee either pays to the paying agent any applicable transfer or other taxes relating to such transfer, or establishes to the satisfaction of NVIDIA that such tax has been paid or is not required to be paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will pay to you the applicable merger consideration if:

•	You make an appropriate affidavit certifying such certificate has been lost, stolen or destroyed; and

•	You deliver a bond, in such amount as NVIDIA may reasonably direct, as indemnity against any claim that may be made with respect to that certificate against NVIDIA, the paying agent, the surviving corporation or any affiliated party.

Do not send your certificates now. You should send your certificates only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders after the completion of the Merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the Merger Agreement and such letters of transmittal.

The Merger Agreement provides that 180 days after the closing date of the Merger, upon demand by NVIDIA, the paying agent will deliver to NVIDIA any funds made available to the paying agent which have not been disbursed to former PortalPlayer stockholders. Any holders of certificates who have not surrendered their certificates in compliance with the above-described procedures shall thereafter look only to NVIDIA for payment of the merger consideration to which they are entitled, without any interest thereon and less any applicable tax withholding.

The cash paid to you upon conversion of your PortalPlayer common stock will be paid in full satisfaction of all rights relating to the shares of PortalPlayer common stock.

Effect on PortalPlayer Stock Options

The Merger Agreement provides that at the effective time of the Merger, each option to purchase PortalPlayer common stock that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into and become an option to purchase shares of NVIDIA common stock. NVIDIA will, in its discretion, either assume each PortalPlayer option converted as set forth in the previous sentence or replace such option by issuing a reasonably equivalent replacement stock option to purchase shares of NVIDIA common stock. The number of shares of NVIDIA common stock subject to each PortalPlayer stock option assumed by NVIDIA is determined by multiplying the number of shares of PortalPlayer common stock subject to the stock option immediately prior to the effective time of the Merger by the quotient of $13.50 divided by the average closing price of shares of NVIDIA common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the second trading day prior to the closing date of the Merger. We refer to this quotient as the Conversion Ratio and any options so assumed or substituted as the Assumed Options. The per share exercise price for shares of NVIDIA common stock issuable upon exercise of each Assumed Option is determined by dividing the per share exercise price of PortalPlayer common stock subject to such Assumed Option as in effect immediately prior to the effective time of the Merger by the Conversion Ratio. Restrictions on the exercise of PortalPlayer stock options in existence prior to the effective time of the Merger will remain in effect after the Merger.

Effect on PortalPlayer Restricted Stock

The Merger Agreement provides that, at the effective time of the Merger, each restricted share of our common stock will be converted into the merger consideration. However, the merger consideration payable in exchange for such restricted shares will remain subject to the same vesting schedule, repurchase option, risk of forfeiture or other conditions applicable to such restricted shares and need not be paid until such time as such restricted shares become vested and such repurchase option, risk of forfeiture or other conditions lapse or otherwise terminate.

Effect on PortalPlayer Employee Stock Purchase Plan

The Merger Agreement provides that, prior to the effective time of the Merger, we will take all actions reasonably necessary to:

•	cause any outstanding offering period under the PortalPlayer Employee Stock Purchase Plan, or ESPP, to terminate as of the last business day prior to the date on which the Merger becomes effective;

•	make any pro rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP;

•	cause the exercise as of the last business day prior to the date on which the Merger becomes effective of each outstanding purchase right under the ESPP; and

•	provide that no further offering period or purchase period shall commence under the ESPP after the last business day prior to the date on which the Merger becomes effective.

On the last business day prior to the date on which the Merger becomes effective, PortalPlayer will apply the funds credited as of such day under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of PortalPlayer common stock in accordance with the terms of the ESPP. As of the closing of business on the day immediately prior to the closing date of the Merger, we will have terminated the ESPP.

Effective Time of the Merger

The Merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such certificate of merger with the consent of NVIDIA. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware General Corporation Law, or the DGCL, Merger Sub will be merged with and into PortalPlayer, the separate corporate existence of Merger Sub will cease, and PortalPlayer will continue as the surviving corporation and become a wholly owned subsidiary of NVIDIA. The surviving corporation in the Merger is referred to in this proxy statement as the surviving corporation.

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company [PortalPlayer]” and “Representations and Warranties of Parent [NVIDIA] and Merger Sub” in Sections 2 and 3, respectively, of the Merger Agreement attached as Annex A to this proxy statement. The assertions embodied in the representations and warranties made by PortalPlayer are qualified by information and statements made in a confidential disclosure schedule that PortalPlayer provided to NVIDIA in connection with the signing of the Merger Agreement. While PortalPlayer does not believe that such disclosure schedule contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed or is disclosed in this proxy statement), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the Merger Agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in PortalPlayer’s general prior public disclosures, as well as additional nonpublic information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in PortalPlayer’s public disclosures or in this proxy statement.

The Merger Agreement contains representations and warranties of PortalPlayer as to, among other things:

•	subsidiaries, due organization and qualification to do business;

•	certificate of incorporation and bylaws;

•	capitalization and rights to acquire stock;

•	SEC filings and financial statements;

•	absence of certain changes between June 30, 2006 through the date of the Merger Agreement;

•	title to our assets;

•	real property, real property leases and equipment;

•	intellectual property;

•	contracts;

•	customers, company products and services;

•	no undisclosed liabilities;

•	compliance with legal requirements and certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	legal proceedings and orders;

•	authority, inapplicability of state anti-takeover statutes and binding nature of the Merger Agreement;

•	vote required for adoption of the Merger Agreement;

•	no contravention and consents;

•	the Cowen fairness opinion;

•	brokers and other financial advisors; and

•	disclosure regarding this proxy statement.

In the Merger Agreement, NVIDIA and Merger Sub make certain representations and warranties to us. These include representations regarding:

•	due organization and good standing;

•	authority relating to the Merger Agreement;

•	binding nature of the Merger Agreement;

•	no stockholder approvals required to complete the Merger;

•	sufficient funds to complete the Merger;

•	non-contravention; and

•	disclosure regarding this proxy statement.

Covenants

Access and Investigation

We have agreed in the Merger Agreement to provide NVIDIA and its representatives with reasonable access to our representatives, personnel, assets, books and records, tax returns, work papers and other documents and information during the period between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or completion of the Merger, or the pre-closing period. We have also agreed to permit senior officers of NVIDIA to meet, upon reasonable notice and during normal business hours, with our Chief Financial Officer and other officers of the Company to discuss such matters as NVIDIA may deem necessary or appropriate in order to enable NVIDIA to satisfy its obligations under the Sarbanes-Oxley Act after the closing. The Merger Agreement also requires that we promptly provide NVIDIA with operating and financial reports, any communication with our stockholders, certain material communications with respect to significant contracts and certain communications with governmental bodies.

Conduct of PortalPlayer’s Business

We have agreed in the Merger Agreement that, during the pre-closing period, we will, and will cause our subsidiaries to, conduct our respective businesses in the ordinary course, and will use commercially reasonable efforts to, and cause our subsidiaries to, preserve intact our respective present business organizations, keep available the services of present officers and other employees, and maintain current relationships and goodwill with our suppliers, customers, landlords, creditors, licensors, licensees, employees and others having business relationships with us and all governmental bodies. We have also agreed that, during the pre-closing period, we will notify NVIDIA of any claim or legal proceeding involving us or our subsidiaries that relates to the Merger, and will, and will cause our subsidiaries to, timely file all tax returns and pay all taxes due, accrue a reserve for all taxes payable, cause any existing tax sharing agreements, tax indemnity obligation or similar agreements to terminate as of the closing date and not file any tax returns without prior written consent of NVIDIA.

In addition, we have agreed that, during the pre-closing period, subject to the exceptions described in the disclosure schedule we delivered to NVIDIA in connection with the Merger, we will not (and will ensure that our subsidiaries do not) take any of the following specific actions without the prior written consent of NVIDIA (which consent, as to certain of the matters listed below, must not be unreasonably withheld):

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security; except that: (1) we may issue shares of our common stock upon the valid exercise of stock options and warrants outstanding as of the date of the Merger Agreement and pursuant to the ESPP; and (2) we may, in the ordinary course of business and consistent with past practices, grant options to purchase a specified number of shares of our common stock to our non-officer employees hired after the date of the Merger Agreement subject to specified limitations;

•	amend or waive any of our rights under, or, except pursuant to obligations under certain contracts, accelerate the vesting under, any provision of any of warrants, our option plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, except as required by law;

•	amend or permit the adoption of any amendment to our certificate of incorporation and bylaws or the charter or other organizational documents of any of our subsidiaries;

•	acquire any equity interest or other interest in any other entity, or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

•	make any capital expenditure in excess of a specified amount;

•	enter into or become bound by, or permit any of the assets owned or used by us to become bound by, any significant contract of specified types, or, other than in the ordinary course of business and consistent with past practices, any other significant contract;

•	enter into or become bound by, or permit any of the assets owned or used by us to become bound by, any contract that would require the consent of any party thereto in connection with the Merger, enable such party to terminate or amend such contract in connection with the Merger, or automatically terminate or be amended in connection with the Merger, or amend or terminate, or waive any material right or remedy under, any significant contract;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person, except in each case for assets acquired, leased, licensed or disposed of by us in the ordinary course of business and consistent with past practices;

•	make any pledge of any of our material assets or permit any of our material assets to become subject to any encumbrances, except for encumbrances that do not materially detract from the value of such assets or materially impair our operations;

•	lend money to any person (other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

•	establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of our directors or any of our officers or other employees, subject to specified exceptions;

•	promote or change the title of any employee to the director level or above, except in order to fill a position vacated after the date of the Merger Agreement, or hire any employee at the director level or above or with an annual base salary in excess of $150,000 for a U.S. employee or Indian Rupee 1,200,000 for an Indian employee;

•	other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of our methods of accounting or accounting practices in any material respect;

•	make any material tax election or request any material tax ruling;

•	commence or settle certain legal proceedings;

•	enter into any contract or make any payment, that, considered individually or considered collectively with any other such contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code;

•	file or furnish with the SEC any Quarterly Report on Form 10-Q or Current Report on Form 8-K unless NVIDIA shall have been provided with at least 24 hours to review such Form 10-Q or Form 8-K and such Form 10-Q or Form 8-K shall include any changes reasonably proposed by NVIDIA; or

•	agree or commit to take any of the foregoing actions.

No Solicitation of Alternative Transactions by PortalPlayer

We have agreed in the Merger Agreement that, during the pre-closing period, we will not, directly or indirectly, and will ensure that our subsidiaries and our respective directors, officers and financial advisors do not, directly or indirectly, and we will use reasonable efforts to cause our employees and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly induce, facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (each as defined below);

•	furnish any nonpublic information regarding us or our subsidiaries to any party in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussion or negotiations with any party with respect to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry (it being understood that communication solely between the Company and our directors, officers and financial advisors will not be deemed to be a breach of this obligation); or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction (as defined below).

Notwithstanding the foregoing, prior to the adoption of the Merger Agreement by our stockholders, the Merger Agreement does not prevent us from furnishing nonpublic information regarding us or our subsidiaries to, or entering into discussions, or entering into a confidentiality agreement, with any person in respect to an Acquisition Proposal submitted to us by such person and not withdrawn that is reasonably expected to result in a Superior Offer (as defined below) by such person if:

•	neither we nor any representatives of ours or our subsidiaries has breached or taken any action inconsistent with our obligations set forth under “—No Solicitation of Alternative Transactions by PortalPlayer;”

•	our Board of Directors concludes in good faith, after having taken into account the advice of our outside legal counsel, that such action is required to comply with its fiduciary obligations to our stockholders;

•	prior to furnishing nonpublic information, or entering into discussions, we must: (A) give NVIDIA written notice of the identity of the person making such Acquisition Proposal and our intention to furnish nonpublic information or enter into discussion; and (B) obtain a confidentiality agreement from such person containing customary provisions; and

•	we must furnish the nonpublic information to NVIDIA promptly after furnishing it to such person.

The Merger Agreement provides that if any Acquisition Proposal or Acquisition Inquiry is made or submitted during the pre-closing period, we must promptly advise NVIDIA orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms of such Acquisition Proposal or Acquisition Inquiry), and we must keep NVIDIA informed of the status of such Acquisition Proposal or Acquisition Inquiry and the status and terms of any modification or any proposed modification.

Under the Merger Agreement, an “Acquisition Proposal” means, other than the Merger, any offer or proposal contemplating or relating to an Acquisition Transaction. An “Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by NVIDIA) that would reasonably be expected to lead to an Acquisition Proposal.

Under the Merger Agreement, an “Acquisition Transaction” means any transaction or series of transactions involving:

•	any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which we are a constituent corporation; (ii) in which a third party directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of our or our subsidiaries’ voting securities; or (iii) in which we or our subsidiaries issue securities representing more than 10% of the outstanding securities of any class of our respective voting securities;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets (excluding sale of assets in the ordinary course of business consistent with past practices) that constitute or account for 25% or more of our consolidated net revenues, consolidated net income or consolidated assets; or

•	any of our or our subsidiaries’ liquidation or dissolution.

A “Superior Offer” means an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or equity securities (or a combination of cash and equity securities), all of the outstanding shares of our common stock or all or substantially all of our and our subsidiaries’ assets taken collectively, that was not obtained or made as a result of a breach of any provision of the Merger Agreement; is not subject to a financing contingency; and is determined by our Board of Directors, in its reasonable, good faith judgment, after consulting an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to our stockholders than the Merger.

Conditions to the Merger

Conditions to Obligations of NVIDIA and Merger Sub to Complete the Merger

The Merger Agreement provides that the obligations of NVIDIA and Merger Sub to complete the Merger are subject to the following conditions:

•	certain of our representations and warranties relating to our capitalization, SEC filings and financial statements, absence of transactions with affiliates of PortalPlayer, authority and enforceability, stockholder vote required to approve the Merger and the Cowen fairness opinion, or the specified representations, must be accurate in all material respects as of the date of the Merger Agreement and as of the completion of the Merger;

•	our other representations and warranties must be accurate in all respects as of the date of the Merger Agreement and as of the completion of the Merger, disregarding all materiality or material adverse effect qualifiers, except where all circumstances constituting inaccuracies in such representations and warranties have not had and would not reasonably be expected to have or result in, a material adverse effect with respect to PortalPlayer (as defined below);

•	we must have complied with and performed in all material respects all of our covenants and obligations under the Merger Agreement;

•	the expiration or termination of the waiting period under the HSR Act and under any non-U.S. laws relating to antitrust or competition matters;

•	the adoption of the Merger Agreement by the requisite vote of our stockholders;

•	our chief executive officer will have delivered a certificate confirming certain conditions have been satisfied;

•	no material adverse effect with respect to PortalPlayer shall have occurred or would reasonably be expected to occur;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger that makes the completion of the Merger illegal;

•	there is no pending legal proceeding in which a governmental body is a party or is otherwise involved; there is no other legal proceeding pending in which there is a reasonable possibility of an outcome that is adverse to NVIDIA, PortalPlayer or any of its or our affiliates, and neither NVIDIA nor PortalPlayer shall have received any communication from the governmental body in which such governmental body indicates a substantial likelihood of commencing any legal proceedings or taking any other action:

•	challenging or seeking to restrain, prohibit, rescind or unwind the completion of the Merger;

•	relating to the Merger and seeking to obtain from NVIDIA, us or any subsidiaries of NVIDIA or our subsidiaries any damages or other relief that would reasonably be expected to be material to NVIDIA, PortalPlayer or our subsidiaries; or

•	seeking to compel NVIDIA, us or any subsidiaries of NVIDIA or our subsidiaries to dispose of or hold separate any material assets or business as a result of the Merger; and

•	neither our chief executive officer nor our chief financial officer shall have failed to file any necessary certifications with the SEC.

Conditions to Obligations of PortalPlayer to Complete the Merger

The Merger Agreement also provides that our obligation to complete the Merger is subject to the following conditions:

•	the representations and warranties of NVIDIA shall be accurate in all respects as of the date of the Merger Agreement and as of the completion of the Merger, disregarding all materiality qualifiers, except where the circumstances constituting any inaccuracies in such representations and warranties have not had and would not reasonably be expected to have a material adverse effect on the ability of NVIDIA or Merger Sub to complete the Merger;

•	NVIDIA must have performed in all material respects all of its covenants and obligations under the Merger Agreement;

•	the adoption of the Merger Agreement by the requisite vote of our stockholders;

•	an executive officer of NVIDIA shall deliver a certificate to us confirming certain conditions have been satisfied;

•	the expiration or termination of the waiting period under the HSR Act; and

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by PortalPlayer under U.S. law shall have been issued by any U.S. court of competent jurisdiction or other U. S. governmental body and remain in effect, and there shall not be any U.S. law enacted or deemed applicable to the Merger that makes the completion of the Merger illegal under U.S. law.

The Merger Agreement provides that a “material adverse effect” with respect to PortalPlayer means an effect which, considered together with all other effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on:

•	the business, condition, operations or financial performance of PortalPlayer and our subsidiaries taken as a whole, other than:

•	any such effect resulting from conditions generally affecting the global economy as a whole or the industry in which PortalPlayer and its subsidiaries operate, in each case to the extent that such conditions do not have a disproportionate impact on us and our subsidiaries; or

•	any such effect resulting from the failure to generate revenues from the sale of any of our products to a current customer of PortalPlayer or its subsidiaries (including as a result of the cancellation or termination of any product order or contract by such customer), which failure to generate revenues does not arise from or relate to any actual or alleged bug, defect, deficiency or encumbrance in any of our products, breach of any contract by us or our subsidiaries, or violation of or failure to comply with any law by us, our subsidiaries or any of our officers, employees, independent contractors, consultants or directors;

•	the ability of PortalPlayer to complete the Merger or to perform any of its covenants or obligations under the Merger Agreement; or

•	the ability of NVIDIA to vote, transfer, receive dividends with respect to, or otherwise exercise ownership rights with respect to, the stock of the surviving corporation.

Actions to be Taken to Complete the Merger

Commercially Reasonable Efforts

The Merger Agreement provides that we and NVIDIA will:

•	use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the Merger;

•	make all filings and give all notices required to be made and given in connection with the Merger, including under applicable securities law and antitrust laws; and

•	use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

The Merger Agreement provides that, notwithstanding the foregoing, neither NVIDIA nor Merger Sub shall have any obligation under the Merger Agreement to divest or offer to divest or cause any of its subsidiaries or any of PortalPlayer and our subsidiaries to divest, any of their respective businesses, product lines or assets, or to take any action or agree to any limitations or restrictions on any of its respective businesses, product lines or assets.

Calling of Special Meeting. The Merger Agreement provides that we shall take all action necessary under applicable law to call, give notice and hold a Special Meeting of our stockholders as promptly as practicable in order for our stockholders to consider and vote upon the adoption of the Merger Agreement and approval of the Merger and that, except as provided below, our Board of Directors must recommend that our stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. Our Board of Directors may change its recommendation in certain cases described below under “—Recommendation to Our Stockholders.”

Public Statements. The Merger Agreement provides that, during the pre-closing period, we and NVIDIA will consult with each other before issuing any press release or otherwise making any public statements about the Merger, and that except as may be required by applicable law, we will not, and we will not permit the representatives of PortalPlayer and its subsidiaries, to make any disclosure to the general public, including the media, without the consent of NVIDIA.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that all rights of indemnification that exist in favor of individuals who were our directors or officers on the date of the Merger Agreement for their acts and omissions as our directors and officers occurring prior to the effective time of the Merger, as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements in effect as of the date of the Merger Agreement, will be observed by the surviving corporation to the fullest extent available under Delaware law. The Merger Agreement further provides that for a period of six years following the effective time of the Merger, the surviving corporation will maintain our current directors’ and officers’ liability insurance subject to limitations set forth in the Merger Agreement. In lieu of maintaining our current directors’ and officers’ liability insurance, the surviving corporation is entitled to purchase a tail policy providing comparable coverage with the prior written consent of NVIDIA. NVIDIA has agreed to cause the surviving corporation to so observe the rights described above in this paragraph.

Recommendation to Our Stockholders

The Merger Agreement provides that, except in the circumstances described below, our Board of Directors will not withdraw or modify its approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and its recommendation that our stockholders adopt the Merger Agreement and approve the Merger.

The foregoing restrictions do not restrict our Board of Directors from withdrawing or modifying in a manner adverse to NVIDIA its recommendation that our stockholders adopt the Merger Agreement and approve the Merger if:

•	we have provided to NVIDIA, at least twenty-four hours prior to each meeting of our Board of Directors at which our Board of Directors will consider and determine whether it will withdraw or modify in a manner adverse to NVIDIA its recommendation that our stockholders adopt the Merger Agreement and approve the Merger, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; and

•	our Board of Directors determines in good faith, after taking into account the advice of PortalPlayer’s outside legal counsel, that the withdrawal or modification is required in order for our Board of Directors to comply with its fiduciary obligations to our stockholders under applicable law.

In addition, we must notify NVIDIA promptly (and in any event within four hours) of any such withdrawal of or modification to our Board’s recommendation and the circumstances surrounding such withdrawal or modification. The Merger Agreement does not prohibit our Board of Directors from taking and disclosing to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to the SEC rules.

Termination of Merger Agreement

The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (whether before or after the adoption of the Merger Agreement by our stockholders):

•	by mutual written consent of PortalPlayer and NVIDIA;

•	by either PortalPlayer or NVIDIA, if:

•	the Merger has not been completed by March 31, 2007; provided that a party shall not be permitted to terminate the Merger Agreement under these circumstances if the failure to complete the Merger by March 31, 2007 is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed which is capable of being cured;

•	a court of competent jurisdiction or other governmental body has issued a final and nonappealable order or has taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the Merger; or

•	(i) the Special Meeting (including any adjournments and postponements thereof) has been held and completed and our stockholders have taken a final vote on a proposal to adopt the Merger Agreement and approve the Merger; (ii) the Merger Agreement and the Merger have not been adopted at the Special Meeting or at any adjournment or postponement thereof by the requisite vote; and (iii) we have paid to NVIDIA any termination fee set forth below;

•	by NVIDIA, if:

•	a Triggering Event (as defined below) has occurred; or

•	(i) any of the specified representations has been inaccurate as of the date of the Merger Agreement or has become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) so that the closing condition described above in the first bullet point under “—Conditions to the Merger—Conditions to Obligations of NVIDIA and Merger Sub to Complete the Merger” would not be satisfied; (ii) any of our other representations has been inaccurate as of the date of the Merger Agreement or has become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) so that the closing condition described above in the second bullet point under “—Conditions to the Merger—Conditions to Obligations of NVIDIA and Merger Sub to Complete the Merger” would not be satisfied; or (iii) any of our covenants or obligations contained in the Merger Agreement has been breached so that the closing condition described above in the third bullet point under “—Conditions to the Merger—Conditions to Obligations of NVIDIA and Merger Sub to Complete the Merger” would not be satisfied; or

•	by PortalPlayer, if:

•	(i) any of the representations and warranties of NVIDIA contained in the Merger Agreement has been inaccurate as of the date of the Merger Agreement or has become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) so that the closing condition described above in the first bullet point under “—Conditions to the Merger—Conditions to Obligations of PortalPlayer to Complete the Merger” would not be satisfied; or (ii) any of the covenants or obligations of NVIDIA contained in the Merger Agreement has been breached so that the closing condition described above in the second bullet point under “—Conditions to the Merger—Conditions to Obligations of PortalPlayer to Complete the Merger” would not be satisfied; or

•	at any time prior to the adoption of the Merger Agreement by our stockholders, in order to accept a Superior Offer and enter into a definitive acquisition agreement providing for the completion of the transaction contemplated by such Superior Offer, or an Alternative Agreement, if:

•	such Superior Offer did not arise or result from a breach by us of any of the obligations described in “—Covenants—No Solicitation of Alternative Transactions by PortalPlayer;”

•	we have delivered to NVIDIA a written notice (including a copy of the Alternative Agreement) containing our representations and warranties that: (A) the Alternative Agreement has been executed and delivered to us by the other party thereto and the offer thereby made by such other party cannot be withdrawn by such other party at any time during the 72-hour period commencing on the date our receipt of such notice; (B) our Board of Directors has authorized the execution and delivery of the Alternative Agreement on our behalf and the termination of the Merger Agreement; and (C) we intend to enter into the Alternative Agreement contemporaneously with the termination of the Merger Agreement;

•	at least 72 hours shall have elapsed since the receipt of such notice by NVIDIA, and we have made our representatives available during such period for the purpose of negotiating with NVIDIA regarding a possible amendment to the Merger Agreement or a possible alternative transaction;

•	we have immediately advised NVIDIA of any modification proposed to be made to the Alternative Agreement by the other party thereto (which, if material, shall result in a recommencement of the 72-hour period set forth in the bullet point above);

•	any written proposal by NVIDIA to amend the Merger Agreement or enter into an alternative transaction has been considered by our Board of Directors in good faith, and our Board of Directors has determined in good faith (after having considered the advice of its advisor) that the terms of the proposed amendment to the Merger Agreement (or other alternative transaction) are not as favorable to our stockholders, from a financial point of view, as the terms of the transaction contemplated by the Alternative Agreement; and

•	we have paid to NVIDIA the termination fee set forth below.

A “Triggering Event” is deemed to occur if:

•	our Board of Directors has failed to recommend that our stockholders vote to adopt the Merger Agreement, or has withdrawn or modified in a manner adverse to NVIDIA its recommendation;

•	we have failed to include in this proxy statement the Board’s recommendation or a statement to the effect that the Board has determined and believes that the Merger is fair to and in the best interests of our stockholders;

•	our Board of Directors fails to reaffirm its recommendation that our stockholders adopt the Merger Agreement and approve the Merger, or fails to reaffirm its determination that the Merger is fair to and in the best interests of our stockholders, within ten business days after NVIDIA requests in writing that such recommendation or determination be reaffirmed if such request is made after any person has made or publicly announced an Acquisition Proposal or if any event has occurred or circumstance exists that would lead a reasonable person to believe that our Board does not support the Merger or does not believe that the Merger is fair to and in the best interests of our stockholders;

•	our Board of Directors has approved, endorsed or recommended any Acquisition Proposal;

•	PortalPlayer has entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal (other than specified confidentiality agreements);

•	an Acquisition Proposal is publicly announced, and we fail to issue a press release announcing our opposition to such Acquisition Proposal (and, in the case of a tender or exchange offer relating to the securities of PortalPlayer, our recommendation to our security holders to reject such tender or exchange offer) within 10 business days after such Acquisition Proposal is announced; or

•	any of us or our subsidiaries shall have breached in any material respect any of the obligations described in “—Covenants—No Solicitation of Alternative Transactions by PortalPlayer.”

Termination Fees

The Merger Agreement provides that we will be obligated to pay NVIDIA a termination fee of $12.5 million if the Merger Agreement is terminated:

•	by NVIDIA or PortalPlayer:

•	because (A) the Merger was not completed by March 31, 2007 or because our stockholders have not adopted the Merger Agreement at the Special Meeting; (B) at or prior to the time of the termination of the Merger Agreement, an Acquisition Proposal has been disclosed, announced, commenced, submitted or made; and (C) on or prior to the first anniversary of such termination of the Merger Agreement, an Acquisition Transaction is consummated or a definitive agreement with respect to an Acquisition Transaction is entered into by us or any of our subsidiaries; or

•	if at any time after the date of the Merger Agreement, the Board’s recommendation that our stockholders adopt the Merger Agreement and approve the Merger ceases to be unanimous or less than all of the members of the Board of Directors of the Company vote in favor of a reaffirmation of its determination that the Merger is fair to and in the best interests of our stockholders, and our stockholders subsequently do not vote in favor of the adoption of the Merger Agreement;

•	by NVIDIA:

•	because a Triggering Event has occurred; or

•	by PortalPlayer:

•	in order to accept a Superior Offer and enter into an Alternative Agreement as described above under “—Termination of Merger Agreement.”

Amendment and Waiver of the Merger Agreement

Amendment. Any provision of the Merger Agreement may be amended if such amendment is executed in writing by each of PortalPlayer, NVIDIA and Merger Sub; provided, however, that after the Merger Agreement has been adopted by our stockholders, there shall be no amendment that by applicable law requires further approval by our stockholders without the further approval of such stockholders.

Waiver. Any provisions of the Merger Agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

Fees and Expenses

Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring those fees and expenses. Pursuant to the Merger Agreement, we must pay to NVIDIA a termination fee if the Merger Agreement is terminated under specified circumstances. See “—Termination Fees” above.

THE VOTING AGREEMENTS

The following description summarizes the material provisions of the voting agreements and is qualified by reference to the complete text of the forms of voting agreement, which are attached as Annexes C-1 and C-2 to this proxy statement and are incorporated herein by reference. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully and in their entirety.

As an inducement to NVIDIA to enter into the Merger Agreement, on November 6, 2006, our directors and executive officers and their respective affiliates who hold and are entitled to vote an aggregate of approximately 4.5% of our outstanding shares of common stock as of the record date, each entered into a voting agreement with NVIDIA. Under the voting agreements, each such director, officer and affiliate agreed to cause any of his or its shares of common stock to vote or consent at any meeting of our stockholders or in any written consent of our stockholders, as applicable:

•	in favor of the adoption of the Merger Agreement and the approval of the Merger and in favor of the other actions contemplated by the Merger Agreement; and

•	against:

•	any action or contract that, to such director’s, officer’s or affiliate’s knowledge, would result in a breach of any representation, warranty, covenant or obligation of PortalPlayer in the Merger Agreement; and

•	other than the Merger, the following actions: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving us or our subsidiaries; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of our or our subsidiaries’ rights or other assets; (iii) any reorganization, recapitalization, dissolution or liquidation of us or our subsidiaries; (iv) any change in a majority of our Board of Directors; (v) any amendment to our certificate of incorporation or bylaws; (vi) any material change in our capitalization or corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger.

The stockholders who entered into the voting agreements include Mr. Johnson and four family trusts affiliated with Mr. Johnson, Mr. Carlsen, Mr. Kumar and two family trusts affiliated with Mr. Kumar, Michael J. Maia, Mr. Miller, William J. Dally, Henry T. DeNero, Robert A. Gunst, R. Tomas Isaksson, Richard L. Sanquini, Shahan D. Soghikian and his affiliated J.P. Morgan entities, namely, J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan Partners Global Investors (Selldown), L.P., and James L. Whims and his affiliated entities, namely, TechFund Capital Mgt II, LLC and Techfarm II, L.P. We refer to these stockholders individually as a voting stockholder and collectively as the voting stockholders.

Pursuant to the voting agreements, subject to certain limited exceptions, each voting stockholder has agreed not to sell, transfer, pledge or otherwise dispose of securities of PortalPlayer beneficially owned by such voting stockholder prior to the adoption of the Merger Agreement by our stockholders. None of the voting stockholders have received any additional consideration with respect to the voting agreements.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the $13.50 per share merger consideration may dissent from the Merger and elect to exercise appraisal rights. Even if the Merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Under Section 262 of the DGCL, when a Merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, not less than 20 days prior to the meeting, PortalPlayer must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex D.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in PortalPlayer as of the date you make your demand for appraisal rights and continue to hold shares in PortalPlayer through the effective time of the Merger;

•	you must deliver to PortalPlayer a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the Special Meeting;

•	you must not have voted in favor of adoption of the Merger Agreement; and

•	you must file a petition in the Delaware Court of Chancery, or the Delaware Court, demanding a determination of the fair value of the shares within 120 days after the effective time of the Merger.

If you fail strictly to comply with any of the above requirements or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Secretary

PortalPlayer, Inc.

70 W. Plumeria Drive

San Jose, California 95134

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the Merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $13.50 cash payment per share referred to above, without interest and less any applicable withholding taxes.

If we complete the Merger, we will give written notice of the effective time of the Merger within 10 days after the effective time of the Merger to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the Merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the Merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $13.50 merger consideration.

The Delaware Court may also, on application, (i) assess costs among the parties as the Delaware Court deems equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware Court shall be dismissed as to any dissenting stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

From and after the effective time of the Merger, former holders of our common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex D to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 30, 2006, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) our Chief Executive Officer and our four other most highly compensated executive officers, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o PortalPlayer, Inc., 70 W. Plumeria Drive, San Jose, California 95134.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 25,506,996 shares outstanding as of November 30, 2006. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after November 30, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with Galleon Management, L.P. (1)	2,416,899	9.5%
Wellington Management Company, LLP (2)	1,215,514	4.8

Directors and Named Executive Officers:
Gary Johnson (3)	583,076	2.2
Svend-Olav Carlsen (4)	53,614	*
Sanjeev Kumar (5)	214,198	*
Michael J. Maia (6)	48,482	*
Richard G. Miller (7)	40,429	*
William J. Dally (8)	11,562	*
Henry DeNero (9)	26,339	*
Robert Gunst (10)	13,143	*
R. Tomas Isaksson (11)	14,100	*
Richard Sanquini (12)	50,252	*
Shahan D. Soghikian (13)	763,901	3.0
James L. Whims (14)	204,432	*
All directors and executive officers as a group (13 persons) (15)	2,034,126	7.7%

*	Represents beneficial ownership of less than 1%.
(1)

Based solely upon a Schedule 13G filed with the SEC on November 13, 2006. Principal address is 590 Madison Avenue, 34th Floor, New York, New York 10022. Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners, L.P.,

Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Vitruvius SICAV, Vitruvius Growth Opportunities, Technology MAC 88, Ltd., Polaris Prime Technology (Cayman), L.P., Galleon International Master Fund, SPC. Ltd.-EM Technology and SG AM AI EC IV. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Galleon International Master Fund, SPC. Ltd.-EM Technology., Vitruvius SICAV, Vitruvius Growth Opportunities, Technology MAC 88, Ltd., Polaris Prime Technology (Cayman), L.P. and SG AM AI EL IV as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported therein, except to the extent of any pecuniary interest therein.

(2)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2006. Principal address is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company, LLP holds shared voting power for 615,614 of the shares and shared dispositive power for 1,215,514 of the shares.
(3)	Includes 389,079 shares subject to options that are immediately exercisable, 45,657 share subject to options exercisable within 60 days of November 30, 2006, 41,067 shares subject to warrants that are immediately exercisable and 11,000 shares of restricted stock, which vest as to 20% of the shares on each of the first five anniversaries of the May 3, 2005 grant date. Also includes 16,553 shares held by Joel Silberman, as Trustee for the Benhall Trust for Children FBO Clare Louise Johnson, 16,553 shares held by Joel Silberman, as Trustee for the Benhall Trust for Children FBO Matthew John Johnson, 6,167 shares held by Joel Silberman, Trustee of the Johnson Children’s Trust F/B/O Clare Johnson, and 6,167 shares held by Joel Silberman, Trustee of the Johnson Children’s Trust F/B/O Matthew Johnson.
(4)	Includes 42,906 shares subject to options that are immediately exercisable and 7,984 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 2,042 shares of restricted stock, which vest as to 20% of the shares on each of the first five anniversaries of the May 3, 2005 grant date.
(5)	Includes 136,385 shares subject to options that are immediately exercisable and 6,979 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 27,500 shares of restricted stock, which vest as to 20% of the shares on each of the first five anniversaries of the May 3, 2005 grant date, and 16,667 shares of restricted stock which vest as to 100% of the shares on May 3, 2008. Also includes 13,333 shares held by Darrel Bailey, as Trustee of the Kumar 2004 Annuity Trust for Children FBO Kirsten Lane Kumar and 13,333 shares held by Darrel Bailey, as Trustee of the Kumar 2004 Annuity Trust for Children FBO Courtney Kiran Kumar.
(6)	Includes 29,942 shares subject to options that are immediately exercisable and 3,349 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 12,100 shares of restricted stock, which vest as to 20% of the shares on each of the first five anniversaries of the May 3, 2005 grant date.
(7)	Includes 30,065 shares subject to options that are immediately exercisable and 7,903 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 1,723 shares of restricted stock, which vest as to 20% of the shares on each of the first five anniversaries of the May 3, 2005 grant date.
(8)

Includes 6,979 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 4,583 shares of restricted stock, which vest as to 25% of the shares on the first anniversary of the January 18, 2006 grant date and in 36 equal monthly installments thereafter.

(9)	Includes 18,228 shares subject to options that are immediately exercisable and 1,736 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 1,375 shares of restricted stock, which vest in full on the earlier to occur of June 11, 2007 or immediately preceding the date of the 2007 annual meeting of stockholders.
(10)	Includes 7,560 shares subject to options that are exercisable within 60 days of November 30, 2006 and 4,583 shares of restricted stock, which vest as to 25% of the shares on the first anniversary of the December 27, 2005 grant date and in 36 equal monthly installments thereafter.
(11)	Includes 6,979 shares subject to options that are immediately exercisable and 1,163 shares subject to options exercisable within 60 days of November 30, 2006. Also includes 4,583 shares of restricted stock, which vest as to 25% of the shares on the first anniversary of the grant date and in 36 equal monthly installments thereafter, and an additional 1,375 shares of restricted stock, which vest in full on the earlier to occur of June 11, 2007 or immediately preceding the date of the 2007 annual meeting of stockholders.
(12)	Includes 8,453 shares subject to options that are immediately exercisable and 2,750 shares of restricted stock, 1,375 shares of which vest in full on the earlier to occur of June 11, 2007 or immediately preceding the date of the 2007 annual meeting of stockholders.
(13)	Based upon a Form 4 filed with the SEC on June 14, 2006. Includes 8,375 shares subject to options that are immediately exercisable assigned to J.P. Morgan Partners (BHCA), L.P., or JPMP BHCA. Also includes 638,019 shares held by JPMP BHCA, including 2,750 shares of restricted stock assigned to JPMP BHCA by Mr. Soghikian, 1,375 shares of which vest in full on the earlier to occur of June 11, 2007 or immediately preceding the date of the 2007 annual meeting of stockholders. Also includes 56,935 shares held by J.P. Morgan Partners Global Investors, L.P., 7,761 shares held by J.P. Morgan Partners Global Investors A, L.P., 28,897 shares held by J.P. Morgan Partners Global Investors (Cayman), L.P., 3,221 shares held by J.P. Morgan Partners Global Investors (Cayman) II, L.P. and 20,693 shares held by J.P. Morgan Partners Global Investors (Selldown), L.P. (collectively, the “Global Fund Entities”). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P., or MF Manager, whose general partner is JPMP Capital Corp., or JPMPCC, a wholly-owned subsidiary of JPMorgan Chase & Co., or JPM Chase, a publicly traded company. The general partner of the Global Fund Entities is JPMP Global Investors, L.P., or JPMP Global Investors, whose general partner is JPMPCC. Mr. Soghikian is a Managing Director of JPMPCC. As a result, Mr. Soghikian may be deemed a beneficial owner of the shares held by JPMP BHCA and the Global Fund Entities, however, Mr. Soghikian disclaims such beneficial ownership except to the extent of his pecuniary interest therein, which is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of JPMP BHCA and the Global Fund Entities and the vesting of interests therein.
(14)	Includes of 8,375 shares subject to options that are immediately exercisable and 2,750 shares of restricted stock, 1,375 shares of which vest in full on the earlier to occur of June 11, 2007 or immediately preceding the date of the 2007 annual meeting of stockholders. Based on a Form 4 filed with the SEC on February 21, 2006, also includes 109,938 shares held by TechFund Capital II, L.P., 45,834 shares held by TechFund Capital Mgt II, LLC and 1,620 shares held by Techfarm II, L.P. Mr. Whims is a managing partner of TechFund Partners and disclaims beneficial ownership of the shares held by TechFund Capital II, L.P., TechFund Capital Mgt II, LLC and Techfarm II, L.P. except to the extent of his pecuniary interest therein.
(15)	Includes 683,997 shares subject to options that are immediately exercisable. Also includes 93,112 shares subject to options exercisable within 60 days of November 30, 2006 and 41,067 shares subject to warrants that are immediately exercisable. Also includes 96,968 shares of restricted stock, which vest over the periods described in notes (3) to (14), above.

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock has been quoted on The NASDAQ Global Select Market or its predecessor under the symbol “PLAY” since November 22, 2004. The following table sets forth the high and low sales prices for our common stock since November 22, 2004, the date of our initial public offering, as reported on The NASDAQ Global Select Market or its predecessor.

	High	Low
2004
Quarter ended December 31, 2004	$33.45	$22.02

2005
Quarter ended March 31, 2005	$26.72	$16.15
Quarter ended June 30, 2005	$24.17	$15.59
Quarter ended September 30, 2005	$30.20	$20.61
Quarter ended December 31, 2005	$31.95	$18.66

2006
Quarter ended March 31, 2006	$33.19	$21.24
Quarter ended June 30, 2006	$23.64	$9.66
Quarter ended September 30, 2006	$13.15	$8.76
Quarter ended December 31, 2006 (through November 30, 2006)	$13.50	$10.58

On November 3, 2006, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our common stock as reported on The NASDAQ Global Select Market was $13.36. On November 30, 2006, the closing price of our common stock as reported on The NASDAQ Global Select Market was $13.40.

Stockholders are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for shares of our common stock and our shares of common stock will be de-listed from The NASDAQ Global Select Market and deregistered under the Exchange Act.

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our Board of Directors will determine future dividends. The Merger Agreement provides that we may not pay any cash dividends during the pre-closing period without prior written consent of NVIDIA.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical fact constitute “forward-looking statements.” Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Any statements in this proxy statement or those documents regarding our results of operations, expectations, plans and prospects, our ability to complete the Merger and the anticipated benefits of the Merger constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements.

These risks and uncertainties include, but are not limited to, failure to obtain stockholder adoption of the Merger Agreement or approval of the Merger, failure to obtain regulatory approvals, unexpected costs related to the Merger, uncertainty surrounding the Merger, termination of the Merger Agreement, failure to complete the Merger, diversion of management’s attention, retaining key employees, risks associated with international operations, trends in the semiconductor and handheld device industries, failure of handheld device initiatives, slower than anticipated growth of the market for handheld devices, the impact of competitive products and technological advances, reliance on third party manufacturers, market acceptance of new products and technologies and other risk detailed in our SEC filings, including our Form 10-Q for the quarter ended September 30, 2006. Copies of reports PortalPlayer filed with the SEC are posted on our website and are available from PortalPlayer without charge. See “Where You Can Find More Information” on page 48.

These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

STOCKHOLDER PROPOSALS

We will hold an annual meeting of stockholders in 2007, or the 2007 Annual Meeting, if the Merger is not completed. If a stockholder wishes to present a proposal to be included in our proxy statement for the 2007 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by PortalPlayer’s Secretary no later than December 29, 2006. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2007 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, the bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to the stockholders in connection with the previous year’s Annual Meeting of Stockholders; however, if the date of the Annual Meeting is changed by more than 30 days from the prior year, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 7th day following the first public announcement of the Annual Meeting date. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Please address all notices with respect to stockholder proposals to our Secretary, PortalPlayer, Inc., 70 W. Plumeria Drive, San Jose, California 95134.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a written request to Investor Relations, PortalPlayer, Inc., 70 W. Plumeria Drive, San Jose, California 95134, or contact Investor Relations at (408) 521-7000. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December •, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the Special Meeting or the Merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact PortalPlayer, Inc., 70 W. Plumeria Drive, San Jose, California 95134, Attention: Secretary. You may also call our proxy solicitor, Georgeson Inc., toll-free at (866) 425-8142 (bankers and brokers may call collect at (212) 440-9800.

OTHER MATTERS

Your Board of Directors does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Special Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

Gary Johnson
President and Chief Executive Officer

San Jose, California

December •, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER

among:

NVIDIA CORPORATION,

a Delaware corporation;

PARTRIDGE ACQUISITION, INC.,

a Delaware corporation;

and

PORTALPLAYER, INC.,

a Delaware corporation

Dated as of November 6, 2006

A-i

TABLE OF CONTENTS

(CONTINUED)

A-ii

TABLE OF CONTENTS

(CONTINUED)

A-iii

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 6, 2006, by and among NVIDIA CORPORATION, a Delaware corporation (“Parent”), PARTRIDGE ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and PORTALPLAYER, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the Merger and the Contemplated Transactions.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The closing of the Merger and the consummation of those transactions contemplated by this Agreement that are to be consummated at the time of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.5 and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Merger shall become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as may be specified in such statement of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time in a form acceptable to Parent;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Effect on Capital Stock.

(a) At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above, and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.50 in cash, without any interest thereon (the “Merger Consideration”);

(iv) all Company Options and Company Warrants shall be treated in accordance with Section 5.3; and

(v) each share of common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock agreement or other Contract with the Company or under which the Company has any rights (the “Company Restricted Shares”), then the Merger Consideration payable in exchange for such Company Restricted Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. Prior to the Effective Time, the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock agreement or other Contract.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, other than the right of the holders of shares of Company Common Stock to receive the Merger Consideration set forth herein; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective

Time. No further transfer of any shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as the paying agent in connection with the Merger (the “Paying Agent”). On or prior to the Closing Date, Parent shall deposit with the Paying Agent, in trust for the benefit of the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time, cash in an amount equal to the aggregate consideration payable pursuant to Section 1.5(a)(iii). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.”

(b) As soon as practicable following the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock represented by the Company Stock Certificate; and (B) the Company Stock Certificate so surrendered shall be canceled. If any cash is to be paid to a Person other than the record holder of a Company Stock Certificate, it shall be a condition of such payment that the Company Stock Certificate so surrendered shall be properly endorsed (with such signature guarantees as may be required by the letter of transmittal) or otherwise in proper form for transfer, and that the Person requesting payment shall: (1) pay to the Paying Agent any transfer or other Taxes required by reason of such payment to a Person other than the record holder of the Company Stock Certificate surrendered; or (2) establish to the satisfaction of Parent that such Tax has been paid or is not required to be paid. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Company Stock Certificate, without interest thereon. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond, in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against the Paying Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered by the Paying Agent to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration, without any interest thereon.

(d) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as Parent determines in good faith may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-U.S. Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who is entitled to exercise, and who has made a demand for, appraisal rights in accordance with Section 262 of the DGCL (such share being a “Dissenting Share,” and such stockholder being a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s appraisal rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, then as of the later of the Effective Time or the date of loss of such rights, such Dissenting Shares shall automatically be converted into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Company Stock Certificate representing such Dissenting Shares. The Company shall give Parent: (a) prompt notice of any demand for payment of the fair value of any shares of Company Common Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s appraisal rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not make any payment with respect to, or settle or make an offer to settle, any such demand for payment at any time prior to the Effective Time, unless the Company shall have first obtained Parent’s consent.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such representation and warranty):

2.1 Subsidiaries; Due Organization; Qualification to do Business.

(a) The Company has no Subsidiaries, except for the Entities identified in Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Company Subsidiaries”). Neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Company Subsidiaries. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company and the charter and other organizational documents of each other Acquired Corporation, including all amendments thereto, in each case except to the extent that such documents are filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company has delivered to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations, except to the extent that such documents are filed as part of the Company’s definitive proxy statement filed with the SEC on April 28, 2006.

2.3 Capitalization; Rights to Acquire Stock.

(a) The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Company Common Stock, $0.0001 par value per share, of which 25,500,219 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Acquired Corporations holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company or other securities.

(b) As of the date of this Agreement: (i) 2,893,194 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the Company Option Plans; and (ii) 816,290 Company Restricted Shares have been granted or issued and are outstanding, all of which have been so granted or issued under the Company Option Plans. As of the date of this Agreement: (A) 590,126 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “Company ESPP”); and (B) 973,158 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Company Option Plans. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and Company Restricted Share outstanding as of the date of this Agreement: (1) the particular Company Option Plan (if any) pursuant to which such Company Option or Company Restricted Share, as applicable, was granted or issued; (2) the name of the holder of such Company Option or Company Restricted Share, as applicable; (3) the number of shares of Company Common Stock subject to such Company Option or the award of such Company Restricted Share, as applicable; (4) the exercise price of such Company Option or Company Restricted Share (if any); (5) the date on which such Company Option or Company Restricted Stock, as applicable, was granted or issued; (6) the applicable vesting schedule, and the extent to which such Company Option or Company Restricted Share is vested and exercisable, as applicable; (7) the date on which such Company Option expires; (8) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (9) whether the vesting of such Company Option or Company Restricted Share, as applicable, would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. Other than Company Restricted Shares set forth in Part 2.3(b) of the Company Disclosure Schedule, each outstanding share of Company Common Stock that is or was subject to a repurchase right in favor of the Company is fully vested as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of: (v) each Company Option Plan; (w) each other stock option plan pursuant to which any of the Acquired Corporations has ever granted stock options or restricted stock to the extent that any options or restricted stock remain outstanding thereunder; (x) each stock option plan under which any Entity has granted stock options that were ever assumed by any of the Acquired Corporations to the extent that any options remain outstanding thereunder; (y) the form of each stock option agreement evidencing options to purchase stock of any of the Acquired Corporations, including each form containing vesting acceleration; and (z) the form of each restricted stock agreement evidencing restricted stock of any of the Acquired Corporations, including each form containing vesting acceleration. All Company Options and Company Restricted Shares are evidenced by stock option agreements or restricted stock agreements, as applicable, in each case substantially identical to the forms delivered to Parent, and no stock option agreement or restricted stock agreement contains terms that are inconsistent with, or in addition to, the terms contained in such forms.

(c) As of the date of this Agreement, 41,542 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Warrants. Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was issued; (v) the applicable vesting schedule, and the extent to which such Company Warrant is vested and exercisable; (vi) the date on which such Company Warrant expires; and (vii) whether the vesting of such Company Warrant would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any Company Warrant is outstanding.

(d) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and: (i) the stock option agreement governing such grant (if any) was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Exchange Act and all other applicable Legal Requirements, including the rules of the NASDAQ Global Select Market and its predecessor; and (iii) the per share exercise price of each such Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Options prior to, or otherwise knowingly coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Acquired Corporations or their financial results or prospects.

(e) The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the Company ESPP at the close of business on the date set forth in Part 2.3(e) of the Company Disclosure Schedule (assuming: (i) the fair market value of a share of Company Common Stock on such date is equal to $13.50 and payroll deductions continue at the current rate; and (ii) the amount of accumulated payroll deductions is consistent with the amount in the offering period ended November 3, 2006) is 31,744. Each Company Option and Company Warrant may be treated in accordance with Section 5.3 without the consent of the holder of such Company Option or Company Warrant, as applicable. No holder of any Company Option or Company Warrant is entitled to any treatment of such Company Option or Company Warrant, as applicable, other than as provided in Section 5.3.

(f) Except as set forth in Parts 2.3(b) and 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) Contract that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the capital stock or other securities of any of the Acquired Corporations.

(g) All outstanding shares of Company Common Stock, all outstanding Company Options and Company Warrants and all outstanding shares of the capital stock and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts, except where such noncompliance would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(h) All of the outstanding shares of the capital stock of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances. There are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

2.4 SEC Filings; Financial Statements.

(a) The Company has delivered (or made available via the SEC EDGAR database) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents, and all Company Certifications (as defined below in this Section), filed or furnished by the Company with or to the SEC since January 1, 2005, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company or its officers with or to the SEC have been so filed or furnished on a timely basis. None of the Company Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (B) Rule 13a-14 or 15d-14 under the Exchange Act; or (C) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements.

(b) The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Acquired Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has delivered to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has at all times since November 22, 2004 been, in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Select Market and its predecessor and has not since November 22, 2004 received any notice from the NASDAQ Global Select Market or its predecessor asserting any non-compliance with any of such rules and regulations.

(c) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(d) To the Knowledge of the Company, the Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder with respect to the Company. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by the Company’s auditors for the Acquired Corporations were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e) The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Without limiting the generality of the foregoing, to the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Acquired Corporations’ internal controls over financial reporting that could reasonably be expected to adversely affect the ability of the Acquired Corporations to record, process, summarize and report financial information. The Company has delivered to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Acquired Corporations since January 1, 2002.

2.5 Absence of Changes. Between June 30, 2006 and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and, to the Knowledge of the Company, no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any capital stock or other securities; or (ii) repurchased, redeemed or otherwise reacquired any capital stock or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for shares of Company Common Stock issued upon the valid exercise of outstanding Company Options or the issuance of restricted stock awards identified in Part 2.3(b) of the Company Disclosure Schedule); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any of the Acquired Corporations;

(e) the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option or Company Warrant; (iii) any restricted stock agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

(g) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between June 30, 2006 and the date of this Agreement, exceeds $3,500,000 in the aggregate;

(h) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in an aggregate amount not to exceed $75,000;

(i) none of the Acquired Corporations has: (i) lent money to any Person (other than routine travel and business expense advances made to employees in the ordinary course of business, including travel to India); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Acquired Corporations has materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors or officers or generally to other employees;

(k) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Acquired Corporations has made any material Tax election or asked for or received any ruling in respect of any Tax, or entered into any Contract with any Governmental Body with respect to any Tax;

(m) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(m)” above.

2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased to the Acquired Corporations. The Acquired Corporations enjoy undisturbed possession of such leased assets.

2.7 Real Property; Real Property Leases; Equipment.

(a) Part 2.7(a) of the Company Disclosure Schedule identifies all parcels of real property owned by the respective Acquired Corporations, including parcels of real property which the Acquired Corporations are in possession under agreements of sale, and all buildings, structures, fixtures and other improvements located thereon (the real property and all buildings, structures, fixtures and other improvements described in Part 2.7(a) of the Company Disclosure Schedule are referred to as the “Owned Real Property”).

(b) The Acquired Corporations have good, marketable and indefeasible fee title to the Owned Real Property and the acquisition of such title has been duly and validly made, obtained or occupied in compliance with all Legal Requirements and after obtaining all Governmental Authorizations (including payment of Taxes). The Acquired Corporations own the Owned Real Property free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the Owned Real Property or materially impair the operations of any of the Acquired Corporations; and (iii) the Encumbrances identified in Part 2.7(b) of the Company Disclosure Schedule. All water, sewer, gas, electricity, telephone and other utilities and utility services required by applicable Legal Requirements to be provided with respect to the Owned Real Property, and all such utilities and utility services necessary for the conduct of the businesses of the Acquired Corporations at or upon the Owned Real Property, are being supplied to the Owned Real Property and are presently installed and operating properly in all material respects.

(c) Part 2.7(c) of the Company Disclosure Schedule identifies each real property lease (collectively, the “Leases”) pursuant to which any of the Acquired Corporations leases real property from any other Person (all real property leased to the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, are referred to as the “Leased Real Property,” and, together with the Owned Real Property, as the “Company Real Property”).

(d) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Company Real Property. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Company Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Real Property to any Person other than the Acquired Corporations, and there is no Person in possession of any of the Company Real Property other than the Acquired Corporations.

(e) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and, with due regard to the age thereof, are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.8(a)(i) of the Company Disclosure Schedule: (A) each domain name or item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such domain name or item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such domain name or item of Registered IP and the nature of such ownership interest;

(ii) in Part 2.8(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights or Intellectual Property is licensed to any Acquired Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public, for the scope of use currently exercised by such Acquired Corporation, at a cost of less than $25,000); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iii) in Part 2.8(a)(iii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, and (B) whether these licenses, rights and interests are exclusive or nonexclusive.

(b) The Company has delivered to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Acquired Corporation at any time since January 1, 2002: (i) Contract pursuant to which any customer or other Person acquires, uses, licenses or otherwise receives the benefit of any Company Product or Company Product Software; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement or similar Contract.

(c) The Acquired Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.8(a)(ii) of the Company Disclosure Schedule or pursuant to license agreements for non-customized third-party software that is generally available to the public, for the scope of use currently exercised by such Acquired Corporation, at a cost of less than $25,000) free and clear of any Encumbrances (other than licenses granted pursuant to Contracts listed in Part 2.8(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) except as set forth in Part 2.8(c)(i) of the Company Disclosure Schedule, all documents and instruments necessary to perfect the rights of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Company Associate who is or was involved in the creation or development of any Company IP, Company Product or Company Product Software has signed a valid and enforceable agreement containing: (A) an irrevocable assignment of Intellectual Property Rights to, and a waiver of moral rights and other non-assignable Intellectual Property Rights in favor of, the appropriate Acquired Corporation; and (B) confidentiality provisions protecting the Company IP;

(iii) no Company Associate has any right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) except for the licenses granted in the Contracts identified in Part 2.8(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract that limits or restricts in any material respect the ability of any Acquired Corporation to use, exploit, assert or enforce any Company IP;

(v) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP, Company Product or Company Product Software, and no Company Associate who was involved in, or who contributed to, the creation or development of any Company IP performed services for any Governmental Body, university, college, research institute or other educational institution during a period of time during which such Company Associate was also performing services for any Acquired Corporation;

(vi) each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held (or purported to be held) by any of the Acquired Corporations as a trade secret, including: (A) obtaining an appropriate binding non-disclosure agreement prior to disclosing to any third party (or permitting any third party to access) any trade secrets of any Acquired Corporation; and (B) imposing restrictions on unauthorized copying, unauthorized sale or transfer, recompilation, disassembly or reverse-engineering and other industry-standard restrictions on use prior to providing a third party with access to Company IP;

(vii) except as set forth in Part 2.8(c)(vii) of the Company Disclosure Schedule, none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP; and

(viii) the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted without any additional expenditures or payments for such Intellectual Property Rights.

(d) All Company IP that is Registered IP (other than pending applications) is, to the Knowledge of the Company, valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been properly made and taken;

(ii) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations, to the Knowledge of the Company, conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iii) except as set forth in Part 2.8(d)(iii) of the Company Disclosure Schedule, no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP, in each case that is material to the business of any of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted, and that has been filed by or on behalf of, or assigned to, any of the Acquired Corporations has been abandoned, allowed to lapse or finally rejected without the possibility of further prosecution, response or appeal;

(iv) no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of similar nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP that is Registered IP is being, has been or would reasonably be expected to be contested or challenged; and

(v) to the Knowledge of the Company, there is no basis for a claim that would reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any Company IP that is Registered IP that is material to the business of any of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted is invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of, or the right of any Person to exercise, any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.8(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since January 1, 2003 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP by any Person; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Acquired Corporations and none of the Company IP, Company Products or Company Product Software has ever, to the Knowledge of the Company, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, to the Knowledge of the Company: (i) no Company Product or Company Product Software, and no method or process used in the development, manufacturing or servicing of any Company Product or Company Product

Software, infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person; (ii) there is no legitimate basis for a claim that: (A) any Acquired Corporation or any Company Product or Company Product Software has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition; or (B) any Company Product or Company Product Software (or any method or process used in the development, manufacturing, or servicing of any Company Product or Company Product Software) infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.

(h) The Company is not bound by any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to, and otherwise has not assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement or misappropriation of any Intellectual Property Rights, except for those express obligations undertaken by the Company in the ordinary course of business and consistent with past practice to indemnify its customers for any infringement of Intellectual Property Rights by the Company Products.

(i) No infringement, misappropriation or similar claim or Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(j) Except as set forth in Part 2.8(j) of the Company Disclosure Schedule, since January 1, 2003, none of the Acquired Corporations has received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Products or the Company Product Software.

(k) To the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to an Acquired Corporation is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by such Acquired Corporation; or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing, or sale of any Company Product.

(l) To the Knowledge of the Company, none of the Company Product Software: (i) contains any material bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product using, containing or including such Company Product Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment made by any Acquired Corporation relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software, except, in the case of both clauses “(i)” and “(ii)”, for such bugs, defects, errors or failure to comply with any applicable warranty or other contractual commitment which have been waived by the customer or otherwise fixed, remedied or cured by the Company.

(m) None of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n) None of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU

Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use, distribution or availability of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; or (ii) otherwise imposes or would reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use, distribute or make available any Company Product Software.

(o) Except as set forth in Part 2.8(o) of the Company Disclosure Schedule, no Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations in the ordinary course of employment), and none of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. The Company reasonably believes that no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product Software to any other Person.

2.9 Contracts.

(a) Part 2.9 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Significant Contract, disclosed in subsections corresponding to the list set forth below. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Significant Contract”:

(i) any Contract constituting a Company Employee Agreement;

(ii) any Contract: (A) with any works council, labor union or similar organization or body; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $10,000 to any Company Associate; or (D) pursuant to which any of the Acquired Corporations is or may become obligated to accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Acquired Corporations;

(iii) any Contract identified or required to be identified in Part 2.8 of the Company Disclosure Schedule;

(iv) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right, other than: (A) Contracts pursuant to which the Company obtains a license from a third party only to general-purpose, non-customized business application software that is not incorporated into any Company Product and is generally available to the public pursuant to a shrink-wrap, click-wrap or other similar mass-market license agreement; (B) standard forms of the type described in Section 2.8(b); and (C) Contracts entered into in the ordinary course of business with customers for the sale of Company Products;

(v) any Contract creating or relating to any partnership or joint venture or requiring any Acquired Corporation to share any revenues with any other Person;

(vi) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vii) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, or as a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(viii) any Contract with annual payments of $30,000 or more pursuant to which any Acquired Corporation grants or receives marketing, distribution, system integration, OEM or any other similar rights for any product or service;

(ix) any Contract creating a joint development, cooperative development, collaborative research or other similar arrangement with any Person;

(x) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xi) any Contract with annual payments of $50,000 or more incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts that do not deviate in any material respect from the standard forms of contracts referred to in Section 2.8(b);

(xii) any Contract with sole-source or single-source suppliers of products or services with annual payments of $10,000 or more;

(xiii) any Contract relating to the lease or sublease by any of the Acquired Corporations of any real property;

(xiv) any Contract (including Contracts relating to the sale, lease, license, installation, evaluation, testing, maintenance, repair or support of any Company Product) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $1,000,000 in the aggregate;

(xv) any Contract that has a term of more than one year with annual payments of $50,000 or more and that may not be terminated by an Acquired Corporation (without penalty in excess of $50,000) within 60 days after the delivery of a termination notice by such Acquired Corporation (other than confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business);

(xvi) any Contract relating to the acquisition, development, sale or disposition of any business unit or product line of any of the Acquired Corporations or of any Company IP;

(xvii) any Contract relating to the acquisition of a material portion of the assets of, or a material equity or other interest in, any other Entity or any business conducted by any other Entity;

(xviii) any Contract: (A) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; or (B) that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions;

(xix) any Contract that requires the payment by any Acquired Corporation of any sum in excess of $100,000 (including any penalty in excess of $100,000) in the event of nonperformance by any Acquired Corporation or termination by any party other than any Acquired Corporation; and

(xx) any Contract relating to any real property which contemplates execution of a deed of conveyance conveying absolute title in such real property in favor of the Acquired Corporations.

The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract.

(b) Each Company Contract that constitutes a Significant Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Significant Contract; and (iv) since January 1, 2003, none of the Acquired Corporations has received any written notice regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Significant Contract.

2.10 Customers; Company Products; Services.

(a) Part 2.10(a) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for at least 5% of the revenues of the Acquired Corporations in the fiscal year ended December 31, 2005 or in the nine months ended September 30, 2006. Part 2.10(a) of the Company Disclosure Schedule identifies any written notice and, to the Knowledge of the Company, any oral notice received by any Acquired Corporation indicating that any customer or other Person identified or required to be identified in Part 2.10(a) of the Company Disclosure Schedule may cease dealing, or may materially reduce its business, with any of the Acquired Corporations.

(b) Except as set forth in Part 2.10(b) of the Company Disclosure Schedule (or as readily ascertainable by reference to the express terms of a contract listed thereon), no Acquired Corporation is obligated to, and no Acquired Corporation has indicated that it would: (i) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype; or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule or as reserved for on the Unaudited Interim Balance Sheet, each Company Product ever sold, leased, licensed, delivered, installed, provided or otherwise made available by any Acquired Corporation or accepted by any customer of any of the Acquired Corporations: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements, other than any such non-conformity or non-compliance that that has been cured prior to the date of this Agreement; and (ii) was free of any design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, leased, licensed, delivered, installed, provided or otherwise made available, and which has not been remedied or cured prior to the date of this Agreement, other than any immaterial defect that has not had and would not reasonably be expected to have an adverse effect, in any material respect, on such Company Product or the operation or performance thereof. No Company Product has ever been the subject of any recall or other similar action of any Governmental Body.

(d) All installation services, repair services, maintenance services, support services and other services that have been performed by any of the Acquired Corporations since January 1, 2002 were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(e) Except as set forth in Part 2.10(e) of the Company Disclosure Schedule, since January 1, 2005, no customer or other Person has given written notice to the Company of a claim or, to the Knowledge of the Company, threatened to assert any claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such claim.

(f) Part 2.10(f) of the Company Disclosure Schedule identifies any written notice received by any Acquired Corporation since January 1, 2005, indicating that any supplier intends or expects to cease dealing with any Acquired Corporation or to materially reduce the amount of business between any Acquired Corporation and such supplier, together with a description in reasonable detail of the circumstances giving rise to such notice or communication or information. Copies of such written notice have been provided to Parent. Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or provide a basis for any supplier to cease dealing with any Acquired Corporation or materially reduce the amount of business between the Acquired Corporations and such supplier.

(g) None of the Company Products is subject to, and none of the Acquired Corporations is bound by, any Contract that limits or restricts in any material respect the ability of any Acquired Corporation to manufacture, market or sell any Company Product for any period of time, in any territory, to any particular customer or group of customers or in any other material respect.

2.11 Liabilities. None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; and (d) liabilities to pay legal, investment banking and other professional advisory fees or out-of-pocket expenses incurred by the Acquired Corporations in connection with the Contemplated Transactions.

2.12 Compliance with Legal Requirements; Certain Business Practices.

(a) Each of the Acquired Corporations is, and has at all times since January 1, 2003 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2003, none of the Acquired Corporations has received any written notice from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) None of the Acquired Corporations, and (to the Knowledge of the Company) no Representative of any of the Acquired Corporations with respect to any matter relating to any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

(c) The present use and operation of the Company Real Property is authorized by, and is in full compliance with, all applicable zoning, land use, building, fire, health, labor, safety and Environmental Laws (as defined in Section 2.16(f)) and other Legal Requirements.

(d) The Indian Sub: (i) is registered with the Software Technology Parks of India (“STPI”) and is entitled to the benefits granted under the STPI Scheme of the Government of India; and (ii) is not in breach and has not committed any breach of any of its obligations under the STPI Scheme of the Government of India. No Indian Governmental Body (whether customs or other authorities) have availed themselves of or threatened to avail themselves of all or any part of the bond and/or bank guarantees given by the Indian Sub. The Indian Sub has: (A) fulfilled in all material respects its export commitments to the Government of India under the STPI Scheme; and (B) registered itself under the Contract Labour (Registration and Abolition) Act, 1970 and any contractors engaged by Indian Sub have obtained valid licenses under the Contract Labour (Registration and Abolition) Act, 1970.

2.13 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2003 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2003, none of the Acquired Corporations has received any written notice from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. None of the Acquired Corporations is a party to, is bound by or has any rights or obligations in respect of any material grants, incentives or subsidies from any Governmental Body.

2.14 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes payable by the Acquired Corporations for which the applicable due date occurred or occurs on or before the Closing Date, including all amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date, have been timely paid or will be timely paid on or before the Closing Date.

(b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Unaudited Interim Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Unaudited Interim Balance Sheet through the Closing Date.

(c) No Acquired Corporation and no Acquired Corporation Return is currently subject to or has ever been subject to an examination or audit by any Governmental Body. No written notice of such an audit or examination has been received by any Acquired Corporation from any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation. No power of attorney (other than powers of attorney authorizing employees of the Acquired Corporations to act on behalf of an Acquired Corporations) with respect to any Taxes has been executed by any Acquired Corporation or filed with any Governmental Body.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens or other Encumbrances for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations will be required to include in a Taxable period ending after the Closing Date Taxable income attributable to income that accrued (for purposes of the financial statements of the Acquired Corporations) in a prior Taxable period (or portion of a Taxable period) but was not recognized for Tax purposes in any prior Taxable period as a result of: (i) the installment method of accounting; (ii) the completed contract method of accounting; (iii) the long-term contract method of accounting; (iv) the cash method of accounting; or (v) any comparable provisions of U.S. state or local or non-U.S. Tax Legal Requirements or for any other reason, other than any amounts that are specifically reflected in a reserve for Taxes on the financial statements of the Acquired Corporations.

(f) No claim has ever been delivered by any Governmental Body to an Acquired Corporation in a jurisdiction where an Acquired Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(g) There are no Contracts relating to allocating or sharing of Taxes to which any Acquired Corporation is a party. None of the Acquired Corporations is liable for Taxes of any other Person pursuant to any Contract or any Legal Requirement (including pursuant to Treasury Regulation Section 1.1506-6 or any similar U.S. state or local or non-U.S. Legal Requirement), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any Contract providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person. No Acquired Corporation is a party to any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body.

(h) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent. No Acquired Corporation joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary Tax Return, other than Tax Returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(k) The Company has delivered to Parent accurate and complete copies of all income Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit (or the reopening of an audit), and all other material Tax Returns of the Acquired Corporations filed since January 1, 2001.

(l) The Company has disclosed on its income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(m) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or other “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(3) – (7) or similar transaction under any corresponding or similar Legal Requirement.

(n) None of the tax attributes (including net operating loss carryforwards and general business tax credits) of the Acquired Corporations is limited by Section 382 or 383 of the Code or Treasury Regulation Section 1.1502-21 (or any corresponding or similar U.S. state or local or non-U.S. Legal Requirement which, with Sections 382 and 383 of the Code and Treasury Regulation Section 1.1502-21, are collectively referred to as the “Section 382 and Related Provisions”) for any period ending on or prior to the Closing Date. Except for the Section 382 and Related Provisions, the consummation of the Merger will not result in the loss of any favorable Tax holiday, increase in any Tax rate applicable to the Surviving Corporation, or otherwise adversely affect the Surviving Corporation’s Tax position after the Closing Date.

(o) Each of the Acquired Corporations has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.

(p) No Acquired Corporation has taken any action that could reasonably be expected to prevent the Merger from being treated as a “qualified stock purchase” within the meaning of Section 338 of the Code.

(q) The Acquired Corporations are in compliance with all material transfer pricing requirements in all jurisdictions in which the Acquired Corporations do business. None of the transactions between the Acquired Corporations and other related Persons (including the Acquired Corporations) is subject to adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any similar U.S. state or local or non-U.S. Legal Requirement, and all of such transactions have been effected on an arm’s length basis. The Acquired Corporations have contemporaneous documentation of all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction.

(r) The Indian Sub is currently entitled to a 100% tax exemption for export profits under Section 10A of the Indian Income Tax Act 1961. The execution and performance of this Agreement will not adversely affect the tax exemption provided to the Indian Sub under Section 10A of the Indian

Income Tax Act 1961. The Indian Sub has taken no action that could prejudice continuation of grant of the tax exemption under Section 10A of the Indian Income Tax Act 1961. The Indian Sub possesses all documents required under applicable law to justify the existence and availability of any tax benefit, tax regime or tax right which it has enjoyed within periods open to audits or which it may still enjoy.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees (including directors and officers) of the Acquired Corporations, including employees who reside or work in India (the “Indian Employees”), in each case as of the date of this Agreement, together in each case with the following information with respect to such employees: (i) current position; (ii) years of service; (iii) country in which such employee works; (iv) current base salary and total annual compensation (including bonus or other payments); (v) outstanding promises of additional remuneration; (vi) actuarial value of accrued pension right (whether vested or unvested) as of December 31, 2004; and (vii) termination notice period and special termination protection or benefits, if any. The employment of each of the Acquired Corporations’ employees who perform services within the United States is terminable by the applicable Acquired Corporation “at will.”

(b) To the Knowledge of the Company: (i) no officer or other director-level employee or above or having a base salary of at least $150,000 for a U.S. employee or Indian Rupee 1,200,000 for an Indian employee intends to, or has communicated any intention to, terminate his or her employment with any of the Acquired Corporations; and (ii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of the Acquired Corporations.

(c) As of the date of this Agreement, none of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. To the Knowledge of the Company, there is not now pending, and no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(d) To the Knowledge of the Company, none of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee, except as would not reasonably be expected to result in a material liability to any Acquired Corporation.

(e) None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(f) The Company has delivered to Parent, or made available in the data room at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the four most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Associate relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would reasonably be expected to result in any material liability to any of the Acquired Corporations or any Company Affiliate; (vii) all material correspondence since January 1, 2005 to or from any Governmental Body relating to any Company Employee Plan; (viii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the four most recent plan years; and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any non-U.S. Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan. No Company Employee Plan intended to be qualified under Section 401(a) of the Code has: (i) been terminated; or (ii) incurred a partial termination as determined under applicable Legal Requirements within the last six years. None of the Acquired Corporations (or to the Knowledge of the Company, any other Person) has engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA, with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Acquired Corporations and Company Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and applicable proposed regulations. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(h) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Acquired Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(i) None of the Acquired Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(j) Except as expressly required or provided by this Agreement or as required by Section 411(d)(3) of the Code, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(k) Each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all Legal Requirements respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. No Acquired Corporation or Company Affiliate: (A) is liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(l) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements). No Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. No employee of any of the Acquired Corporations and no other Person is entitled to any gross-up, make-whole or other additional payment from any of the Acquired Corporations in respect of any Tax (including any Tax imposed under Sections 280G or 409A of the Code).

(m) To the Knowledge of the Company, no Company Associate is obligated under any Contract or subject to any Order of any court or other Governmental Body that would interfere with such Company Associate’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. To the Knowledge of the Company, neither: (i) the execution or delivery of this Agreement; nor (ii) the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted or any activity of any Company Associate in connection with the carrying on of the business of any Acquired Corporation or any Company Affiliate as currently conducted, will or could reasonably be expected to, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under any Contract by which any such Company Associate is now bound.

(n) Since January 1, 2003, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations. Part 2.15(n) of the Company Disclosure Schedule sets forth the following information with respect to each Company Associate whose employment was terminated in connection with the Company’s reduction in force in June 2006: (A) the name of such Company Associate; (B) the aggregate amount paid or payable to such Company Associate in connection with such reduction and the basis upon which such amount was determined; and (C) the timing and other terms relating to the payments referred to in clause “(B)” of this sentence.

(o) Part 2.15(o) of the Company Disclosure Schedule, identifies each option re-pricing or option exchange program undertaken by any Acquired Corporation. Each option re-pricing or exchange program identified in Part 2.15(o) of the Company Disclosure Schedule: (i) was effected in compliance in all material respects with all applicable Legal Requirements and all applicable Contracts; and (ii) has been accurately reflected in accordance with GAAP in the financial statements contained or incorporated by reference in the Company SEC Documents.

(p) Part 2.15(p) of the Company Disclosure Schedule identifies each loan or other advance made by any of the Acquired Corporations to any Company Associate since January 1, 2003 or that is currently outstanding, other than routine travel and business expense advances (including travel to India) made to employees in the ordinary course of business.

(q) Part 2.15(q) of the Company Disclosure Schedule sets forth an accurate and complete list of all obligations of the Acquired Corporations to provide severance pay, pensions and other benefits to all Indian Employees pursuant to Indian Legal Requirements or practice (the “Indian Employee Benefits”). The Company has delivered to Parent accurate and complete copies of all types of standard employment agreements (including consultant and freelance agreements) in relation to the Indian Employees or copies of employment agreements if no such standard employment agreement is used or a description of the terms of employment if there exists no written employment agreement. Except as set forth in Part 2.15(q) of the Company Disclosure Schedule: (i) the employment of each Indian Employee is subject to termination upon up to 30 days prior written notice under the termination notice provisions included in the employment Contract with such Indian Employee or applicable Legal Requirements; (ii) all Indian Employee Benefits are fully funded or accrued on the Unaudited Interim Balance Sheet; (iii) no Indian Employee’s employment by any Acquired Corporation requires any special license, permit or other Governmental Authorization; and (iv) there are no unwritten policies, practices or customs of the Acquired Corporations that, by extension, could reasonably be expected to entitle any Indian Employee to benefits in addition to what such Indian Employee is entitled to by applicable Legal Requirements or under the terms of such Indian Employee’s employment Contract (including unwritten customs or practices concerning the payment of severance pay when it is not required under applicable Legal Requirements).

2.16 Environmental Matters.

(a) Each of the Acquired Corporations: (i) is and has been in compliance with, and has not been subject to any liability under, any applicable Environmental Laws, the violation of which (or liability under which) would reasonably be expected to have a Company Material Adverse Effect; and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, the lack of which would reasonably be expected to have a Company Material Adverse Effect, and is in compliance with the terms and conditions thereof, the violation of which would reasonably be expected to have a Company Material Adverse Effect.

(b) Since January 1, 2003, none of the Acquired Corporations has received any written notice, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance in all material respects by any of the Acquired Corporations with any Environmental Law in the future.

(c) All Company Real Property and, to the Knowledge of the Company, any other property that is or was leased to or controlled or used by any of the Acquired Corporations, and, to the Knowledge of the Company, all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(f)) or material environmental contamination of any nature, the presence of which would result in a violation of applicable Environmental Laws or in liability, either of which would reasonably be expected to have a Company Material Adverse Effect. None of the Company Real Property nor, to the Knowledge of the Company, any other property that is or was leased to or controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells. None of the Company Real Property nor, to the Knowledge of the Acquired Company, any other property that is or was leased to or controlled or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.16(f)).

(d) No Acquired Corporation has ever Released any Materials of Environmental Concern except releases in violation of applicable Environmental Laws which would reasonably be expected to have a Company Material Adverse Effect.

(e) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar U.S. state or local or non-U.S. list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site, except to the extent such actions would not reasonably be expected to have a Company Material Adverse Effect.

(f) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.17 Insurance. The Company has delivered to Parent copies of all insurance policies and self-insurance programs or arrangements relating to the business, assets or operations of any of the Acquired Corporations. Each of such insurance policies, programs and arrangements is in full force and effect. None of the Acquired Corporations has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations involving an amount in excess of $50,000 in any individual case or $100,000 in the aggregate. With respect to each claim or Legal Proceeding that has been asserted or filed against any Acquired Corporation, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed any Acquired Corporation of its intent to do so.

2.18 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred and no circumstance has existed that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.19 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding or, to the Knowledge of the Company, threatened Legal Proceeding: (i) that involves: (A) any of the Acquired Corporations; (B) any business or, to the Knowledge of the Company, securities of any of the Acquired Corporations; (C) any of the assets owned or, to the Knowledge of the Company, leased or used by any of the Acquired Corporations; or (D) any alleged action or omission on the part of any director or officer of any Acquired Corporation in his or her capacity as such; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.19(a).

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or, to the Knowledge of the Company, used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved this Agreement, the Merger and the other Contemplated Transactions; and (c) unanimously recommended the adoption of this Agreement and the approval of the Merger and the other Contemplated Transactions (as applicable) by the holders of shares of Company Common Stock and directed that this Agreement, the Merger and the other Contemplated Transactions (as applicable) be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the Contemplated Transactions. To the Knowledge of the Company: each Voting Agreement is enforceable against the Person who has executed such Voting Agreement in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or could reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation and bylaws of the Company or the charter or other organizational documents of any of the other Acquired Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Grant or other Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) claim a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any such Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Company IP, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any non-U.S. Antitrust Law, and the rules and regulations of the NASDAQ Global Select Market (as they relate to the Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.23 Fairness Opinion. The Company’s board of directors has received the written opinion of Cowen and Company, LLC, financial advisor to the Company, dated November 5, 2006, to the effect that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

2.24 Financial Advisor. Except for Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Cowen and Company, LLC.

2.25 Disclosure. The Proxy Statement, at the time it is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. Subject to obtaining the vote of Parent as the sole stockholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors.

3.3 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

3.5 Financing. As of the date hereof Parent has, and as of the Effective Time Parent will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.6 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject; or (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of an material contract to which Parent is a party or by which Parent is bound, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.7 Disclosure. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. Subject to the confidentiality provisions of the Nondisclosure Agreement, during the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), the Company shall, and the Company shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations as Parent may reasonably request. Subject to the confidentiality provisions of the Nondisclosure Agreement, during the Pre-Closing Period, the Company shall, and the Company shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent, after the Closing, to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall, subject to the confidentiality provisions of the Nondisclosure Agreement, promptly provide Parent with copies of: (i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; (ii) any written materials or communications sent by or on behalf of the Company to its stockholders; (iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of any of the Acquired Corporations to any party to any Company Contract or sent to any of the Acquired Corporations by any party to any Company Contract; (iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices, and in compliance with all applicable Legal Requirements and the requirements of all Significant Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations and with all Governmental Bodies; (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to any of the Contemplated Transactions; and (iv) the Company shall ensure that each of the Acquired Corporations: (A) timely files all Tax Returns (“Post-Signing Returns”) required to be filed by or on behalf of each such Entity; (B) timely pays all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (C) accrues a reserve in the books and records and financial statements of any such Entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such Entity for which no Post-Signing Return is due prior to the Closing Date; (D) causes all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices with respect to Taxes to which any such Entity is or may be a party or by which any such Entity is or may otherwise be bound to be terminated as of the Closing Date so that after such date no Acquired Corporation shall have any further rights or liabilities thereunder; and (E) not file any Post-Signing Returns with any Taxing authority without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(b) During the Pre-Closing Period, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld with respect to the matters described in clause “(iv),” “(vi),” “(x),” “(xi),” “(xii),” “(xiii),” “(xiv),” “(xv)” and “(xix)” of this sentence), and the Company shall ensure that each of the other Acquired Corporations does not, without the prior written consent of Parent which consent shall not be unreasonably withheld with respect to the matters described in clause “(iv),” “(vi),” “(x),” “(xi),” “(xii),” “(xiii),” “(xiv),” “(xv)” and “(xix)” of this sentence):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (x) upon the valid exercise of Company Options and Company Warrants outstanding as of the date of this Agreement; and

(y) pursuant to the Company ESPP); and (2) the Company may, in the ordinary course of business and consistent with past practices, grant Company Options to purchase the number of shares of Company Common Stock under the Company Option Plans to non-officer employees of the Company hired after the date of this Agreement as set forth in Part 4.2(b)(ii) of the Company Disclosure Schedule; provided, that such Company Options: (x) shall have an exercise price equal to the fair market value of the shares of Company Common Stock covered by such options determined as of the time of the grant of such options; (y) shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); and (z) shall be subject to the Company’s standard vesting schedule;

(iii) amend or waive any of its rights under, or, except pursuant to obligations under contracts set forth in Part 2.3(b)(9) of the Company Disclosure Schedule, accelerate the vesting under, any provision of any of the Company Warrants, Company Option Plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation and bylaws of the Company or the charter or other organizational documents of any of the other Acquired Corporations or form any Subsidiary;

(v) (A) acquire any equity interest or other interest in any other Entity; or (B) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) except as set forth in Part 4.2(b)(vi) of the Company Disclosure Schedule, make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that when added to all other capital expenditures made on behalf of the Acquired Corporations during the calendar month in which such capital expenditure is made, does not exceed $150,000 in the aggregate);

(vii) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Significant Contract of the type described in clauses “(ii),” “(v),” “(vii),” “(x),” “(xiv),” “(xvi),” “(xvii),” “(xviii),” “(xix)” or “(xx)” of Section 2.9(a) or, other than in the ordinary course of business and consistent with past practices, any other Significant Contract; (B) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would: (1) require the Consent of any party thereto (other than any Acquired Corporation) in connection with the Merger; (2) enable such party to terminate or amend such Contract in connection with the Merger; or (3) automatically terminate or be amended in connection with the Merger; or (C) amend or terminate, or waive any material right or remedy under, any Significant Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices);

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

(x) lend money to any Person (other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans referred to in Part 2.15(e) of the Company Disclosure Schedule to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans referred to in Part 2.15(e) of the Company Disclosure Schedule that are existing on the date of this Agreement);

(xii) (A) promote or change the title of any employee to the director level or above, except in order to fill a position vacated after the date of this Agreement; or (B) hire any employee at the director level or above or with an annual base salary in excess of $150,000 for a U.S. employee or Indian Rupee 1,200,000 for an Indian employee;

(xiii) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiv) make any material Tax election or request any material Tax ruling;

(xv) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(xvi) settle any Legal Proceeding or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than $250,000 in the aggregate for all such settlements;

(xvii) enter into any Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements), except as required by a Contract identified in Part 4.2(b)(xvii) of the Company Disclosure Schedule;

(xviii) except pursuant to arrangements that are in effect as of the date of this Agreement, apply for funding, support, benefits or incentives from any Governmental Body;

(xix) file or furnish with the SEC any Quarterly Report on Form 10-Q or Current Report on Form 8-K unless Parent shall have been provided with at least 24 hours to review such Form 10-Q or Form 8-K and such Form 10-Q or Form 8-K shall include any changes reasonably proposed by Parent; or

(xx) agree or commit to take any of the actions described in any clauses of this sentence.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall ensure that its Subsidiaries and the respective directors, officers and financial advisors of the Acquired Corporations do not (and the Company shall use its reasonable efforts to ensure the other Representatives of the Acquired Corporations do not), directly or indirectly:

(i) solicit, initiate, knowingly induce, facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry (it being understood that communication solely between the Company and directors, officers and financial advisors of the Acquired Corporations shall not be deemed to be a breach of the obligations of the Company under this Section 4.3(a)(iv)); or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with or entering into a confidentiality agreement with, any Person in response to an Acquisition Proposal submitted to the Company by such Person (and not withdrawn) that is reasonably expected to result in a Superior Offer by such Person if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary provisions; and (D) promptly after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company shall ensure that no affiliate, director, officer or financial advisor of the Acquired Corporations (and the Company shall use its reasonable efforts to ensure that no other Representative of any of the Acquired Corporations) takes any action inconsistent with any of the provisions set forth in the preceding sentence, and the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any affiliate or Representative of any of the Acquired Corporations, whether or not such affiliate or Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b) If any Acquisition Proposal or Acquisition Inquiry is made or submitted by any Person during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c) Upon the execution of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry arising prior to the date hereof.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will cause each such agreement to be enforced to the extent reasonably requested by Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement. Parent shall cooperate reasonably with the Company in such preparation, to the extent reasonably requested by the Company. The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and other applicable Legal Requirements; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by Parent; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement. To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.

(b) If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a): (i) prepare and file with the SEC such amendment or supplement as promptly thereafter as practicable; and (ii) if appropriate, cause such amendment or supplement to be mailed to the stockholders of the Company as promptly as practicable.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold a meeting of the holders of shares of Company Common Stock to vote on the adoption of this Agreement and the approval of the Merger (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement, and in any event no later than the date 30 days after the date on which the staff of the SEC communicates its final clearance of the mailing of the Proxy Statement. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. In the event that Parent shall cast any votes in respect of the Merger, Parent shall disclose to the Company its interest in such shares so voted and shall cast all such votes in favor of the adoption of this Agreement and the approval of the Merger.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement and approve the Merger at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement and approve the Merger being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. The Proxy Statement shall include the opinion of Cowen and Company, LLC referred to in Section 2.23.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or any other provision of this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) the Company shall have provided to Parent, at least twenty-four hours prior to each meeting of the Company’s board of directors at which such board of directors will consider and determine whether the Company Board Recommendation will be withdrawn or modified in a manner adverse to Parent, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; and (ii) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements. The Company shall notify Parent promptly (and in any event within four hours) of: (A) any withdrawal of or modification to the Company Board Recommendation; and (B) the circumstances surrounding such withdrawal or modification. Nothing in this Section 5.2(c) shall preclude the board of directors of the Company from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal (it being understood, however, that the board of directors of the Company shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in this Section 5.2(c)).

(d) Subject to Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Stock Options; Company Warrants; Company ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall, in its discretion, either: (i) assume such Company Option converted as provided above; or (ii) replace such Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case, subject to the remainder of this Section 5.3(a), in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced (all Company Options that are assumed or replaced pursuant to this Section 5.3(a) are hereafter referred to as “Assumed Options”). All rights to purchase shares of Company Common Stock under Assumed Options shall thereupon be converted into rights to purchase Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Assumed Option may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the Effective Time by the Conversion Ratio (as defined below in this Section), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of shares of Company Common Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption or replacement of such Assumed Option; provided, however, that: (1) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option. For the purpose of this Section 5.3(a), the “Conversion Ratio” shall mean the fraction (rounded to the nearest 1/10,000) having a numerator equal to the Merger Consideration and having a denominator equal to the average closing price of Parent Common Stock as reported on the NASDAQ Global Select Market for the period of ten consecutive trading days ending on (and including) the second trading day prior to the Closing Date (adjusted to the extent appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock).

(b) Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Common Stock issuable with respect to such Assumed Options eligible for registration on Form S-8 no later than ten (10) days after the date on which the Merger becomes effective, or if a registration statement on Form S-8 (or any successor form) is not then available for use by Parent, promptly after such registration statement on Form S-8 (or any successor form) becomes so available; provided, however, that if any such Assumed Option would otherwise terminate while such a registration statement on Form S-8 is unavailable, Parent shall cause the post-termination exercise period of such Assumed Option to be extended to the extent necessary to ensure that the optionee holding such Assumed Option has at least thirty (30) days after such registration statement on

Form S-8 is effective to exercise such Assumed Option; provided, further, that Parent shall use commercially reasonable efforts to avoid any such Assumed Option becoming subject to tax under Section 409A of the Code as a result of such extension.

(c) At the Effective Time, Parent may (but shall not be obligated to) assume any or all of the Company Option Plans or merge any of such Company Option Plans into any stock option plan of Parent. If Parent elects to so assume or merge any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares subsequently returned to such share reserves as a result of the termination of Assumed Options), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Option Plan.

(d) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.3.

(e) The Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last Business Day prior to the Effective Date (the last Business Day prior to the Effective Date being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this Section 5.3(e) shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. As of the close of business on the day immediately prior to the Closing Date, the Company shall have terminated the Company ESPP after having provided the notice of such termination as required by the terms of the Company ESPP. The form and substance of the notice regarding the Company ESPP termination shall be subject to the prior review and approval of Parent.

5.4 Employee Matters.

(a) Effective as of no later than the day immediately preceding the Closing Date, each of the Acquired Corporations and Company Affiliates shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each an “Acquired Corporation 401(k) Plan”) (unless Parent provides written notice to the Company that any such Acquired Corporation 401(k) Plan(s) shall not be terminated). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Acquired Corporation 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company, any Acquired Corporation or Company Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Acquired Corporation 401(k) Plan(s) as Parent may reasonably request.

(b) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any of the other Acquired Corporations shall communicate with any employees of any of the Acquired Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent. Parent shall make the benefits described in Part 5.4(b) of the Company Disclosure Schedule available as described in said Part 5.4(b).

(c) Parent shall take all necessary actions to allow each Company employee who is employed by Parent or any of its Subsidiaries and who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company’s 401(k) plan(s) to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the Company 401(k) plan(s) into an account under a 401(k) plan maintained by Parent or any of its Subsidiaries; provided, however, that such rollovers shall not be permitted to the extent that Parent, in its reasonable good faith determination, shall conclude that the Acquired Corporation 401(k) Plan from which such rollover distribution would be made may not be qualified pursuant to Section 401(a) of the Code at the time of such distribution.

(d) To the extent permitted by applicable Legal Requirements, Parent and any Subsidiary of Parent shall provide service credit for all periods of service by the Company employees under the employee policies and plans of Parent or such Subsidiary except to the extent such service credit would result in the duplication of benefits for the same period of service or for purposes of benefit accrual under a defined benefit plan.

(e) In connection with coverage of each of the Company employees under any of the ERISA welfare benefit plans made available by Parent and its Subsidiaries, Parent agrees (i) to cause each such plan to waive any applicable preexisting condition, waiting periods and actively at work requirements, and (ii) to cause each such plan to honor any expenses incurred by such employees and their beneficiaries under similar plans of the Company or its affiliates during the portion of the applicable plan year prior to the date on which such employees commence participation in the Parent welfare benefit plans for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

5.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation and bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.9(a)(vi) of the Company Disclosure Schedule, shall survive the Merger and be observed by the Surviving Corporation to the fullest extent available under Delaware law.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”); provided, however, that: (i) the Surviving Corporation may substitute for the

Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of $1,125,000 (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Notwithstanding the foregoing, nothing in this Section 5.5 shall prevent the Company from purchasing a “tail” policy for the Existing D&O Policy with the prior written consent of Parent.

(c) Parent shall cause the Surviving Corporation to fulfill its obligations under Sections 5.5(a) and 5.5(b) above. Parent shall not permit the Surviving Corporation to merge into or consolidate with, or sell or transfer all or substantially all of its assets to, any other Person unless the resulting or surviving entity assumes (by operation of law or otherwise) the obligations imposed by this Section 5.5.

5.6 Regulatory Approvals; Additional Agreements.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file notifications under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to the confidentiality provisions of the Nondisclosure Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.6(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Nondisclosure Agreement, each of Parent and the Company shall: (i) consult with the other prior to taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the Contemplated Transactions (including any such Legal Proceeding relating to any Antitrust Law); (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the Contemplated Transactions.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Subject to Section 5.6(e), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(e), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(e) Notwithstanding anything to the contrary contained in Section 5.6 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets.

5.7 Disclosure. During the Pre-Closing Period, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of the Acquired Corporations or any Representative of any of the Acquired Corporations to, make any disclosure to the general public (including the media) regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such disclosure (such approval not to be unreasonably withheld); or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable law and shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure and the content of such disclosure.

5.8 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each director of each of the Acquired Corporations.

5.9 Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any significant deficiencies or material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a significant deficiency or a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall notify Parent as promptly thereafter as practicable and shall use its commercially reasonable efforts during the Pre-Closing Period to rectify such significant deficiency or material weakness, as the case may be.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Specified Representation made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded unless previously agreed to by Parent.

(b) The Other Company Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Other Company Representation made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of the Other Company Representations as of the foregoing dates (and for purposes of determining the accuracy of the Other Company Representations for purposes of clause “(ii)” of this proviso): (A) all “Company Material Adverse Effect” and other “materiality” qualifications limiting the scope of the Other Company Representations or limiting the scope of any defined terms used in the Other Company Representations shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded unless previously agreed to by Parent; and (ii) any inaccuracies in the Other Company Representations will be disregarded if all circumstances constituting such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Antitrust Approvals.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) Any waiting period applicable to the consummation of the Merger under any applicable non-U.S. Legal Requirement relating to antitrust or competition matters shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any non-U.S. Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(c) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.5 Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 6.1(a), 6.1(b), 6.2, 6.6, 6.7, 6.8 and 6.9 have been duly satisfied, which certificate shall be in full force and effect.

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger illegal.

6.8 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates a substantial likelihood of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of its Subsidiaries or any of the Acquired Corporations any damages or other relief as a consequence of consummation of the Merger that could reasonably be expected to be material to Parent or the Acquired Corporations; or (c) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other Contemplated Transactions.

6.9 No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that is adverse to Parent, Merger Sub, any affiliate of Parent or any of the Acquired Corporations: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent, any affiliate of Parent or any of the Acquired Corporations any damages or other relief that could reasonably be expected to be material to Parent or the Acquired Corporations; or (c) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other Contemplated Transactions.

6.10 Sarbanes-Oxley Certifications. Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in Section 3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates (and for purposes of determining the accuracy of such representations and warranties for purposes of clause “(b)” of this proviso), all “materiality” qualifications limiting the scope of such representations and warranties shall be disregarded; and (b) any inaccuracies in such representations and warranties will be disregarded if all circumstances constituting such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4 Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 Antitrust Approval. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company under U.S. law shall have been issued by any U.S. court of competent jurisdiction or other U.S. Governmental Body and remain in effect, and there shall not be any U.S. Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger by the Company illegal under U.S. law.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2007; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by March 31, 2007 is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time which is capable of being cured;

(c) by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the Merger; (ii) this Agreement and the Merger shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time which is capable of being cured; and (iii) the Company shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c);

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1(a) would not be satisfied; (ii) any of the Other Company Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1(b) would not be satisfied; or (iii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(h) by the Company, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, in order to accept a Superior Offer and enter into a definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Alternative Agreement”), if (i) such Superior Offer did not arise or result from a breach by the Company of any obligation contained in Section 4.3; (ii) the Company shall have delivered to Parent a written notice (including a copy of the Alternative Agreement) containing the Company’s representations and warranties that: (A) the Alternative Agreement has been executed and delivered to the Company by the other party thereto and the offer thereby made by such other party cannot be withdrawn by such other party at any time during the 72-hour period commencing on the date of Parent’s receipt of such notice; (B) the board of directors of the Company has authorized the execution and delivery of the Alternative Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(h); and (C) the Company intends to enter into the Alternative Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(h); (iii) at least 72 hours shall have elapsed since the receipt of such notice by Parent, and the Company shall have made its Representatives available during such period for the purpose of negotiating with Parent regarding a possible amendment to this Agreement or a possible alternative transaction; (iv) the Company shall have immediately advised Parent of any modification proposed to be made to the Alternative Agreement by the other party thereto (which, if material, shall result in a recommencement of the 72-hour period set forth in clause (iii) above), (v) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the board of directors of the Company in good faith, and the board of directors of the Company shall have determined in good faith (after having considered the advice of its advisor) that the terms of the proposed amendment to this Agreement (or other alternative transaction) are not as favorable to the Company’s stockholders, from a financial point of view, as the terms of the transaction contemplated by the Alternative Agreement; and (vi) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(b).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Nondisclosure Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (c) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable non U.S. Antitrust Law.

(b) If: (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d); (B) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (C) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction is consummated; or (2) a definitive agreement with respect to an Acquisition Transaction is entered into by an Acquired Corporation; (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $12,500,000. In the case of termination of this Agreement by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company upon the earlier of the consummation of the Acquisition Transaction or the execution of the definitive agreement with respect to such Acquisition Transaction. In the case of termination of this Agreement by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by the Company at the time of such termination.

(c) If: (i) at any time after the date of this Agreement, the Company Board Recommendation ceases to be unanimous or less than all of the members of the board of directors of the Company vote in favor of a reaffirmation of its determination that the Merger is fair to and in the best interests of the Company’s stockholders; and (ii) after the occurrence of any event described in clause “(i)” above, this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $12,500,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

(d) If the Company fails promptly to pay when due any amount payable by the Company under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the stockholders of the Company); provided, however, that after adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Nondisclosure Agreement shall not be superseded and shall remain in full force and effect and shall apply to: (a) all Confidential Information (as defined in the Nondisclosure Agreement) relating to the Acquired Corporations provided by or on behalf of the Company to Parent and its Representatives after the date hereof; and (b) all Confidential Information (as defined in the Nondisclosure Agreement) relating to Parent and its affiliates provided by or on behalf of Parent to the Company and its Representatives after the date hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (subject to the provisions of the introductory paragraph to Section 2). For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights . This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by a party without the other party’s prior written consent shall be void and of no effect. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

NVIDIA Corporation

2701 San Tomas Expressway

Santa Clara, California 95050

Attention: David M. Shannon

Facsimile: (408) 486-2200

and to:

Partridge Acquisition, Inc.

2701 San Tomas Expressway

Santa Clara, California 95050

Attention: Marv Burkett

Facsimile: (408) 486-2200

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Eric Jensen

Facsimile: (650) 849-7400

if to the Company:

PortalPlayer, Inc.

70 W. Plumeria Drive

San Jose, California 95134

Attention: Arnold Brown

Facsimile: (408) 216-8919

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304-1114

Attention: Jorge del Calvo

Facsimile: (650) 233-4545

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “business days” shall mean days on which banks are open for business in California and in Delaware.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NVIDIA CORPORATION

By:	/s/ JEN-HSUN HUANG
Name:	Jen-Hsun Huang
Title:	President and Chief Executive Officer

PARTRIDGE ACQUISITION, INC.

By:	/s/ JEN-HSUN HUANG
Name:	Jen-Hsun Huang
Title:	President and Chief Exhecutive Officer

PORTALPLAYER, INC.

By:	/s/ GARY JOHNSON
Name:	Gary Johnson
Title:	President and CEO

Merger Agreement Signature Page

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean: (a) the Company; (b) each of the Company Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than transactions exclusively among Acquired Corporations) involving:

(a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any of the Acquired Corporations issues securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets (excluding sale of assets in the ordinary course of business consistent with past practices) that constitute or account for 25% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall mean all Legal Requirements that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder or any similar provisions under non-U.S. Legal Requirements.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between any of the Acquired Corporations or any Company Affiliate and any current or former director, officer or employee of any of the Acquired Corporations or any Company Affiliate, other than any such Contract that is terminable “at will” (or, with respect to non-U.S. Persons, otherwise similarly terminable) without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit other than severance payments required to be made by any Acquired Corporation under applicable non-U.S. law.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (each, an “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition, operations or financial performance of the Acquired Corporations taken as a whole, other than: (i) any such Effect resulting from conditions generally affecting the global economy as a whole or the industry in which the Acquired Corporations operate, in each case to the extent that such conditions do not have a disproportionate impact on the Acquired Corporations; or (ii) any such Effect resulting from the failure to generate revenues from the sale of any Company Product to any Person who is a current customer of the Acquired Corporations (including as a result of the cancellation or termination of any product order or contract by such Person), which failure to generate revenues does not arise from or relate to any actual or alleged: (A) bug, defect, deficiency or Encumbrance in (or with respect to) any Company Product, Company Product Software or Company IP; (B) breach (or fact or circumstance that would reasonably be expected to give rise to a breach) of any Company Contract by any Acquired Corporation; or (C) violation of or failure to comply with any Legal Requirement by any Acquired Corporation or any Company Associate (it being acknowledged and agreed that a failure to generate revenues that arises from or relates to an actual or alleged event, fact or circumstance described in the immediately preceding clauses (A), (B) and (C) shall not be deemed to be a Company Material Adverse Effect unless it is an Effect that would otherwise constitute a Company Material Adverse Effect in the absence of this clause (ii)); (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) the ability of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 1999 Stock Option Plan; and (b) the Company’s Amended and Restated 2004 Stock Incentive Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Product. “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed, sold or made available, directly or indirectly, by or on behalf of any Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party, and including firmware and other software embedded in hardware devices) contained or included in (or material to the operation of) any Company Product or used directly in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company Warrants. “Company Warrants” shall mean all warrants to purchase shares of Company Common Stock.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement and the Voting Agreements to be entered into by certain stockholders of the Company in favor of Parent in connection with the Merger.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as it may be amended from time to time.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Foreign Plan. “Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Select Market and its predecessor).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indian Sub. “Indian Sub” shall mean PortalPlayer (India) Private Limited, a wholly-owned subsidiary of the Company.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, designs, diagrams, drawings, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name, service name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights, including design rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, continuations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, with respect to the Acquired Corporations, the actual knowledge of any executive officer and the General Counsel of the Company after reasonable inquiry.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any U.S. federal, state, local, municipal or other (and any non-U.S.) law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market).

Nondisclosure Agreement. “Nondisclosure Agreement” shall mean that certain Mutual Confidentiality Agreement entered into on August 3, 2006 between the Company and Parent, as amended.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Company Representations. “Other Company Representations” shall mean the representations and warranties of the Company contained in the Agreement, other than the Specified Representations.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in the first two sentences of Section 2.3(a), the first sentence of each of Sections 2.3(b) and 2.3(c) and Sections 2.3(e), 2.3(f), 2.3(g)(i), 2.4(a), 2.4(b), 2.4(c), 2.18, 2.20, 2.21 and 2.23 of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or equity securities (or a combination of cash and equity securities), all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries taken collectively, that: (a) was not obtained or made as a result of a breach of any provision of the Agreement; (b) is not subject to a financing contingency; and (c) is determined by the board of directors of the Company, in its reasonable, good faith judgment, after consulting an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

Tax. “Tax” shall mean any U.S. federal, state, local or municipal, non-U.S. or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, alternative minimum tax, environmental tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency, fee, stamp duty or registration fee and any related charge or amount (including any fine, penalty, interest or inflation linkage), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is fair to and in the best interests of the Company’s stockholders; (c) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is fair to and in the best interests of the Company’s stockholders, within ten business days after Parent requests in writing that such recommendation or determination be reaffirmed if such request is made after any Person has made or publicly announced an Acquisition Proposal or if any event has occurred or circumstance exists that would lead a reasonable person to believe that the board of directors of the Company does not support the Merger or does not believe that the Merger is fair to and in the best interests of the Company’s stockholders; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 4.3); (f) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal (and, in the case a tender or exchange offer relating to the securities of the Company, its recommendation to its securityholders to reject such tender or exchange offer) within 10 business days after such Acquisition Proposal is announced; or (g) any of the Acquired Corporations shall have breached in any material respect any of the provisions set forth in Section 4.3 of the Agreement.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated interim balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2006, included in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2006, as filed with the SEC prior to the date of the Agreement.

ANNEX B

November 5, 2006

Board of Directors

PortalPlayer, Inc.

70 W. Plumeria Drive

San Jose, California 95134

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of PortalPlayer, Inc. (the “Company”) of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 6, 2006 (the “Agreement”), by and among the Company, Partridge Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub”) and nVidia Corporation (“Acquirer”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving Corporation (the “Transaction”) and each share of Company common stock, $0.001 par value per share (the “Common Stock”), outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.50 in cash, without any interest thereon (the “Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of June 12, 2006, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Acquirer and have received, and may receive, fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated November 4, 2006;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the Company management;

•	certain publicly available financial and other information for Acquirer;

•	certain internal financial analyses, financial forecasts for fiscal year 2007, reports and other information concerning the Company (the “Company Forecasts”), prepared by the management of the Company;

•	Reuters estimates and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	the reported price and trading histories of the shares of the common stock of the Company as compared to price and trading histories of certain publicly traded companies we deemed relevant;

B-1

•	the ratio of the enterprise value of the Company over certain projected operating results of the Company compared to the ratio of the enterprise value of certain comparable companies we deemed relevant over certain projected operating results of such companies;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquirer. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that Company Forecasts, Reuters estimates and the Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion; management having informed us that they were unable to develop what they considered to be reliable projections beyond fiscal year 2007.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Acquirer, we have relied on the advice of legal counsel to the Company. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction, or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

/s/ Cowen and Company, LLC

COWEN AND COMPANY, LLC

B-2

ANNEX C-1

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of November     , 2006, by and between NVIDIA Corporation, a Delaware corporation (“Parent”), and                      (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of PortalPlayer, Inc., a Delaware corporation (the “Company”).

B. Parent, Partridge Acquisition, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $13.50 in cash.

D. Stockholder is entering into this Voting Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; or (ii) the date upon which the Merger becomes effective.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period, in each case unless such securities are sold, transferred or disposed of through a trading plan meeting the requirements of Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934 and existing as of the date of this Voting Agreement (a “10b5-1 Plan”).

(d) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly (other than through a 10b5-1 Plan): (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

C-1-1

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of the Company on a proposal to adopt the Merger Agreement and approve the Merger.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family: or (b) upon the death of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent to vote or consent:

(a) in favor of: (i) the adoption of the Merger Agreement and the approval of the Merger; and (ii) each of the other actions contemplated by the Merger Agreement;

(b) against any action or Contract that, to the Stockholder’s knowledge, would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2 Proxy; No Inconsistent Actions.

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the

C-1-2

form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person which has not been obtained.

4.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

4.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date, except for changes in the number and type of Subject Securities held by Stockholder during the term of this Voting Agreement that occur in accordance with this Agreement.

C-1-3

SECTION 5. MISCELLANEOUS

5.1 Other Capacities. Nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of the Company (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

5.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

5.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

5.4 Notices. All notices, requests, demands and other communications under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

NVIDIA Corporation.

2701 San Tomas Expressway

Santa Clara, California 95050

Attention: Jeff Herbst

Facsimile: (408) 486-2200

5.5 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Voting Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.6 Entire Agreement. This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

C-1-4

5.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder or Parent, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10 Attorneys’ Fees. If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11 Non-Exclusivity. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement or the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 5.4.

5.13 Counterparts; Exchanges by Facsimile. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

5.14 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

C-1-5

5.15 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

5.17 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

C-1-6

IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

NVIDIA Corporation

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Voting Agreement

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of PORTALPLAYER, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes David Shannon, Jeff Herbst and NVIDIA CORPORATION, a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; provided that any capital stock sold pursuant to a trading plan meeting the requirements of Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934 and existing as of the date of this Voting Agreement shall no longer be subject to this proxy, for the matters specifically set forth below. (The shares of the capital stock of the Company referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Partridge Acquisition, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of: (i) the adoption of the Merger Agreement and the approval of the Merger; and (ii) each of the other actions contemplated by the Merger Agreement;

(b) against any action or Contract (as defined in the Merger Agreement) that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Contemplated Transactions (as defined in the Merger Agreement)): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation (as defined in the Merger Agreement); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Contemplated Transactions.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Proxy

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: November     , 2006

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Proxy

ANNEX C-2

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of November     , 2006, by and between NVIDIA Corporation, a Delaware corporation (“Parent”), and                                           (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of PortalPlayer, Inc., a Delaware corporation (the “Company”).

B. Parent, Partridge Acquisition, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $13.50 in cash.

D. Stockholder is entering into this Voting Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; or (ii) the date upon which the Merger becomes effective.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period, in each case unless such securities are sold, transferred or disposed of through a trading plan meeting the requirements of Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934 and existing as of the date of this Voting Agreement (a “10b5-1 Plan”).

(d) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly (other than through a 10b5-1 Plan): (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters

C-2-1

into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of the Company on a proposal to adopt the Merger Agreement and approve the Merger.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder to any partner, member or affiliate of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent to vote or consent:

(a) in favor of: (i) the adoption of the Merger Agreement and the approval of the Merger; and (ii) each of the other actions contemplated by the Merger Agreement;

(b) against any action or Contract that, to the Stockholder’s knowledge, would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

C-2-2

3.2 Proxy; No Inconsistent Actions.

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has full power, authority and capacity as a limited partnership to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person other than Consents that have been or will be obtained. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person other than Consents that have been or will be obtained.

4.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

C-2-3

4.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date, except for changes in the number and type of Subject Securities held by Stockholder during the term of this Voting Agreement that occur in accordance with this Agreement.

SECTION 5. MISCELLANEOUS

5.1 Other Capacities. Nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of the Company (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

5.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

5.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

5.4 Notices. All notices, requests, demands and other communications under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

NVIDIA Corporation.

2701 San Tomas Expressway

Santa Clara, California 95050

Attention: Jeff Herbst

Facsimile: (408) 486-2200

5.5 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Voting Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

C-2-4

5.6 Entire Agreement. This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder or Parent, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10 Attorneys’ Fees. If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11 Non-Exclusivity. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement or the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 5.4.

5.13 Counterparts; Exchanges by Facsimile. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

C-2-5

5.14 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

5.15 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

5.17 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

C-2-6

IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

NVIDIA CORPORATION

By

Title

STOCKHOLDER

By:

By:
Name:
Title:

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

proxy

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of PORTALPLAYER, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes David Shannon, Jeff Herbst and NVIDIA CORPORATION, a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; provided that any capital stock sold pursuant to a trading plan meeting the requirements of Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934 and existing as of the date of this Voting Agreement shall no longer be subject to this proxy, for the matters specifically set forth below. (The shares of the capital stock of the Company referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Partridge Acquisition, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of: (i) the adoption of the Merger Agreement and the approval of the Merger; and (ii) each of the other actions contemplated by the Merger Agreement;

(b) against any action or Contract (as defined in the Merger Agreement) that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Contemplated Transactions (as defined in the Merger Agreement)): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation (as defined in the Merger Agreement); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Contemplated Transactions.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the proxy

term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: November     , 2006

STOCKHOLDER

By:

By:
Name:
Title:

Number of shares of common stock of the Company owned of record as of the date of this proxy:

proxy

ANNEX D

SECTION 262 OF THE

DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Ú DETACH PROXY CARD HERE Ú
Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.
☒ Votes must be Indicated (x) In Black or Blue Ink.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

	The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.		FOR	AGAINST	ABSTAIN
1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of November 6, 2006 (the “Merger Agreement”), by and among PortalPlayer, Inc., NVIDIA Corporation (“NVIDIA”) and Partridge Acquisition, Inc., a wholly owned Subsidiary of NVIDIA (“Merger Sub”), pursuant to which Merger Sub will be merged with and into PortalPlayer, Inc., with PortalPlayer, Inc. surviving the merger (the “Merger”).	2.

To approve the postponement or adjournment of the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

			☐	☐	☐
FOR ☐ AGAINST ☐ ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements. No proxy marked against Proposal 1 will be voted in favor of adjournment or postponement of the Special Meeting for the purpose of allowing additional time to enlist proxies in favor of adoption of the Merger Agreement.

Please date and sign exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		______________________________ Date Share Owner sign here	__________________________ Co-Owner sign here

PROXY
PORTALPLAYER, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for use at the Special Meeting on •, , 200

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held            , 200  , and the Proxy Statement dated December •, 2006 and hereby appoints Gary Johnson and Svend-Olav Carlsen, and each of them, each with the power to appoint his substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side hereof, all of the shares of common stock of PortalPlayer, Inc. held of record by the undersigned shareholder(s) on November 15, 2006, at the Special Meeting of Shareholders to be held            , 200  , or any adjournment or postponement thereof with all of the powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). IF THIS CARD IS RETURNED WITHOUT VOTING INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, AS SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

(Continued and to be signed on the reverse side)

Change of Address

PORTALPLAYER, INC.
P.O. BOX 11264
NEW YORK, N.Y. 10203-0264